EXHIBIT 10.1
EXECUTION VERSION
AMENDMENT NO. 3
Dated as of November 5, 2026
to
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 18, 2024
THIS AMENDMENT NO. 3 (this “Amendment”) is made as of November 5, 2026 by and among DEFLECTO, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Amended and Restated Credit Agreement dated as of October 18, 2024 by and among the Borrower, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of December 16, 2024, and that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of March 11, 2026, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Amended Credit Agreement (as defined below).
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders party hereto agree to (i) adjust certain of the financial covenants under the Existing Credit Agreement and (ii) make certain other amendments to the Existing Credit Agreement; and
WHEREAS, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.
1.Amendments to the Existing Credit Agreement. Effective as of the Amendment No. 3 Effective Date (as defined below), each of the Existing Credit Agreement and the applicable Exhibits and Schedules thereto is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (collectively, the “Amended Credit Agreement”).
2.Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment No. 3 Effective Date”) is subject to the satisfaction of the following conditions precedent:
(a)the Administrative Agent (or its counsel) shall have received executed counterparts of (i) this Amendment signed by or on behalf of the Borrower, the other Loan Parties party hereto, the Required Lenders and the Administrative Agent (which, subject to Section 9.06(b) of the Amended Credit Agreement, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);
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(b)the Administrative Agent shall have received a duly executed copy of that certain Amendment No. 3 Fee Letter, dated as of the Amendment No. 3 Effective Date (the “Amendment No. 3 Fee Letter”), between the Borrower and the Administrative Agent;
(c)the Lenders and the Administrative Agent shall have received all fees required to be paid and all expenses required to be reimbursed under the Amended Credit Agreement, this Amendment or any separate fee letter (including the Amendment No. 3 Fee Letter), in each case, for which invoices have been presented (including the fees and expenses of legal counsel to the Administrative Agent) on or prior to the Amendment No. 3 Effective Date; and
(d)the Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings or the Borrower has received the proceeds of one or more cash equity contributions on or about the Amendment No. 3 Effective Date in an aggregate amount not less than $17,000,000 (the “Amendment No. 3 Equity Contribution”), and proceeds of such cash equity contributions (in an amount equal to $17,000,000) shall have been applied to prepay the Term Loans in direct order of maturity.
3.Representations and Warranties. Each of the Loan Parties hereby represents and warrants as follows:
(a)This Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of each of the Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the representations and warranties of the Loan Parties set forth in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (or to the extent any such representation or warranty is already qualified by materiality, after giving effect to such qualification, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or to the extent any such representation or warranty is already qualified by materiality, after giving effect to such qualification, in all respects) as of such earlier date.
4.Reference to and Effect on the Existing Credit Agreement.
(a)Upon the effectiveness hereof, each reference to the Existing Credit Agreement in the Existing Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.
(b)Each Loan Party hereby (i) agrees that this Amendment and the transactions contemplated hereby shall not limit or diminish its obligations arising under or pursuant to the Loan Documents to which it is a party, (ii) reaffirms all of its obligations under the Existing Credit Agreement and the other Loan Documents to which it is a party and (iii) acknowledges and agrees that the Existing Credit Agreement and each other Loan Document executed by it remains in full force and effect and is hereby reaffirmed, ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)This Amendment is a Loan Document.
5.Governing Law. This Amendment shall be governed by and construed in accordance with and governed by the law of the State of New York. The parties hereto agree that
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provisions of Sections 9.09 and 9.10 of the Amended Credit Agreement are hereby incorporated by reference, mutatis mutandis.
6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of each Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature, and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
8.No Novation. Neither the execution, delivery and acceptance of this Amendment nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or Obligations under the Existing Credit Agreement or to pay, extinguish, release, satisfy or discharge (a) the Obligations under the Existing Credit Agreement, (b) the liability of any Loan Party under the Existing Credit Agreement or the other Loan Documents executed and delivered in connection therewith or any Obligations or other obligations evidenced thereby, or (c) any mortgages, deeds of trust, liens, security interests or contractual or legal rights securing all or any part of such Obligations.
9.Reaffirmation. Except as expressly modified by this Amendment, all of the terms, provisions and conditions of the Existing Credit Agreement, as heretofore amended, shall remain unchanged and in full force and effect. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Existing Credit Agreement and each other Loan Document to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Loan Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. This Amendment shall not constitute a course of dealing with the Administrative Agent or any Lender at variance with the Existing Credit Agreement or the other Loan Documents such as to require further notice by such Person to require strict compliance with the terms of the Existing Credit Agreement and the other Loan Documents in the future.
10.Release. The Borrower and the other Loan Parties hereby voluntarily and knowingly forever release, discharge, waive and relinquish any and all Liabilities and causes of action of every kind and nature whatsoever, whether in law, in equity or before an administrative agency, whether known or unknown, direct or indirect, fixed or contingent, whether heretofore asserted or not, and whether arising based on a tort or breach of contractual or other duty, arising under or in connection with this Amendment, any other Loan Document or the transactions contemplated thereby, based on the acts or omissions of the Administrative Agent or any Lender and any such Person’s past and present officers, directors, managers, employees, partners, agents, shareholders, members, trustees, predecessors,
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successors, and assigns (the “Released Parties”) existing on or before the Amendment No. 3 Effective Date, that the Borrower or the Loan Parties ever had, have or may have against the Released Parties.
[Signature Pages Follow]
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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

DEFLECTO, LLC,
as the Borrower

By:___/s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

DEFLECTO ACQUISITION, INC.,
as a Guarantor

By:_ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

BEEMAK PLASTICS, LLC,
as a Guarantor

By:__ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

TRANSPORTATION SAFETY HOLDINGS, LLC,
as a Guarantor

By:__ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

DEFLECTO CANADA, LTD.,
as a Guarantor

By:__ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

Signature Page to Amendment No. 3 to
Amended and Restated Credit Agreement dated as of October 18, 2024
Deflecto, LLC

INSTACHANGE DISPLAYS LIMITED,
as a Guarantor

By:__ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

YEARNTREE LIMITED,
as a Guarantor

By:__ /s/ Jason Soncini__________________________
Name: Jason Soncini
Title: Assistant Secretary

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent

By:___/s/ Katryna Grishaj________________________
Name: Katryna Grishaj
Title: Authorized Officer

Signature Page to Amendment No. 3 to
Amended and Restated Credit Agreement dated as of October 18, 2024
Deflecto, LLC

FIRST MERCHANTS BANK,
as a Lender

By:___/s/ Sam Gobeyn__________________________
Name: Sam Gobeyn
Title: Assistant Vice President

Signature Page to Amendment No. 3 to
Amended and Restated Credit Agreement dated as of October 18, 2024
Deflecto, LLC

STAR FINANCIAL BANK,
as a Lender

By:__/s/ Mike Goldman________________________
Name: Mike Goldman
Title: Chief Credit Officer
Signature Page to Amendment No. 3 to
Amended and Restated Credit Agreement dated as of October 18, 2024
Deflecto, LLC

Exhibit A

Amended Credit Agreement

[Attached]

Exhibit A to Amendment No. 3 dated as of November 5, 2026

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 18, 2024

among

DEFLECTO, LLC,

The other Loan Parties Party Hereto,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner and Sole Lead Arranger

Page
SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Classification of Loans and Borrowings    43
SECTION 1.03.    Terms Generally    43
SECTION 1.04.    Accounting Terms; GAAP    44
SECTION 1.05.    Interest Rates; Benchmark Notification    45
SECTION 1.06.    Status of Obligations    45
SECTION 1.07.    Letters of Credit    45
SECTION 1.08.    Divisions    46
SECTION 1.09.    [Reserved].    46
SECTION 1.10.    Pro Forma Adjustments    46
ARTICLE II THE CREDITS    47
SECTION 2.01.    Commitments.    47
SECTION 2.02.    Loans and Borrowings    47
SECTION 2.03.    Requests for Borrowings    48
SECTION 2.04.    [Reserved].    49
SECTION 2.05.    Swingline Loans.    49
SECTION 2.06.    Letters of Credit    50
SECTION 2.07.    Funding of Borrowings    55
SECTION 2.08.    Interest Elections    56
SECTION 2.09.    Termination and Reduction of Commitments; Increase in Commitments    57
SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt    60
SECTION 2.11.    Prepayment of Loans    61
SECTION 2.12.    Fees    63
SECTION 2.13.    Interest    64
SECTION 2.14.    Alternate Rate of Interest; Illegality.    65
SECTION 2.15.    Increased Costs    67
SECTION 2.16.    Break Funding Payments.    68
SECTION 2.17.    Withholding of Taxes; Gross-Up    69

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(continued)
Page
SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Setoffs    73
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.    75
SECTION 2.20.    Defaulting Lenders    76
SECTION 2.21.    Returned Payments    78
SECTION 2.22.    Banking Services and Swap Agreements.    78
ARTICLE III REPRESENTATIONS AND WARRANTIES    79
SECTION 3.01.    Organization; Powers    79
SECTION 3.02.    Authorization; Enforceability    79
SECTION 3.03.    Governmental Approvals; No Conflicts    79
SECTION 3.04.    Financial Condition; No Material Adverse Change    79
SECTION 3.05.    Properties    80
SECTION 3.06.    Litigation and Environmental Matters    80
SECTION 3.07.    Compliance with Laws and Agreements; No Default.    80
SECTION 3.08.    Investment Company Status    81
SECTION 3.09.    Taxes    81
SECTION 3.10.    ERISA and Pensions    81
SECTION 3.11.    Disclosure    81
SECTION 3.12.    Material Agreements    82
SECTION 3.13.    Solvency    82
SECTION 3.14.    Insurance    82
SECTION 3.15.    Capitalization and Subsidiaries    82
SECTION 3.16.    Security Interest in Collateral    83
SECTION 3.17.    Employment Matters    83
SECTION 3.18.    Margin Regulations    83
SECTION 3.19.    Use of Proceeds    83
SECTION 3.20.    No Burdensome Restrictions    83
SECTION 3.21.    Anti-Corruption Laws and Sanctions    83
SECTION 3.22.    Affiliate Transactions    84
SECTION 3.23.    Common Enterprise    84
SECTION 3.24.    EEA Financial Institutions    84

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(continued)
Page
SECTION 3.25.    Plan Assets; Prohibited Transactions; Charitable Organizations    84
ARTICLE IV CONDITIONS    85
SECTION 4.01.    Restatement Date    85
SECTION 4.02.    Each Credit Event    87
ARTICLE V AFFIRMATIVE COVENANTS    88
SECTION 5.01.    Financial Statements and Other Information    88
SECTION 5.02.    Notices of Material Events    91
SECTION 5.03.    Existence; Conduct of Business    93
SECTION 5.04.    Payment of Taxes    93
SECTION 5.05.    Maintenance of Properties    93
SECTION 5.06.    Books and Records; Inspection Rights    93
SECTION 5.07.    Compliance with Laws and Material Contractual Obligations    94
SECTION 5.08.    Use of Proceeds.    94
SECTION 5.09.    Accuracy of Information    94
SECTION 5.10.    Insurance    95
SECTION 5.11.    Casualty and Condemnation    95
SECTION 5.12.    [Reserved]    95
SECTION 5.13.    Depository Banks    95
SECTION 5.14.    Additional Collateral; Further Assurances    95
SECTION 5.15.    UK People with Significant Control Regime    96
SECTION 5.16.    UK Pension Plans.    97
SECTION 5.17.    Post-Closing Requirements    97
SECTION 5.18.    Lender Calls    97
ARTICLE VI NEGATIVE COVENANTS    97
SECTION 6.01.    Indebtedness    97
SECTION 6.02.    Liens    100
SECTION 6.03.    Fundamental Changes    102
SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions    102

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(continued)
Page
SECTION 6.05.    Asset Sales    104
SECTION 6.06.    Sale and Leaseback Transactions    105
SECTION 6.07.    Swap Agreements    105
SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness    106
SECTION 6.09.    Transactions with Affiliates    107
SECTION 6.10.    Restrictive Agreements; Negative Pledge    107
SECTION 6.11.    Amendment of Material Documents    108
SECTION 6.12.    Financial Covenants.    108
ARTICLE VII EVENTS OF DEFAULT    108
SECTION 7.01.    Events of Default    108
SECTION 7.02.    Right to Cure    111
ARTICLE VIII THE ADMINISTRATIVE AGENT    112
SECTION 8.01.    Authorization and Action.    112
SECTION 8.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc.    115
SECTION 8.03.    Posting of Communications.    116
SECTION 8.04.    The Administrative Agent Individually    117
SECTION 8.05.    Successor Administrative Agent.    117
SECTION 8.06.    Acknowledgements of Lenders and Issuing Bank.    119
SECTION 8.07.    Collateral Matters.    121
SECTION 8.08.    Credit Bidding    121
SECTION 8.09.    Certain ERISA Matters.    122
SECTION 8.10.    Flood Laws    123
SECTION 8.11.    Appointment of Administrative Agent as UK Security Trustee    123
SECTION 8.12.    Borrower Communications.    126
ARTICLE IX MISCELLANEOUS    127
SECTION 9.01.    Notices    127
SECTION 9.02.    Waivers; Amendments    129
SECTION 9.03.    Expenses; Limitation of Liability; Indemnity; Etc    131
SECTION 9.04.    Successors and Assigns    134

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(continued)
Page
SECTION 9.05.    Survival    139
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution    139
SECTION 9.07.    Severability    140
SECTION 9.08.    Right of Setoff    140
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process    141
SECTION 9.10.    WAIVER OF JURY TRIAL    142
SECTION 9.11.    Headings    143
SECTION 9.12.    Confidentiality    143
SECTION 9.13.    Several Obligations; Nonreliance; Violation of Law    143
SECTION 9.14.    USA PATRIOT Act    143
SECTION 9.15.    Disclosure    144
SECTION 9.16.    Appointment for Perfection    144
SECTION 9.17.    Interest Rate Limitation    144
SECTION 9.18.    Marketing Consent    144
SECTION 9.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    144
SECTION 9.20.    No Fiduciary Duty, Etc.    145
SECTION 9.21.    Acknowledgement Regarding Any Supported QFCs    145
SECTION 9.22.    Joint and Several    146
SECTION 9.23.    Judgment Currency    147
SECTION 9.24.    Canadian Anti-Money Laundering Legislation    147
SECTION 9.25.    Amendment and Restatement    147
ARTICLE X LOAN GUARANTY    148
SECTION 10.01.    Guaranty    148
SECTION 10.02.    Guaranty of Payment    149
SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty    149
SECTION 10.04.    Defenses Waived    149
SECTION 10.05.    Rights of Subrogation    150
SECTION 10.06.    Reinstatement; Stay of Acceleration    150

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(continued)
Page
SECTION 10.07.    Information    150
SECTION 10.08.    Termination    150
SECTION 10.09.    [Reserved]    151
SECTION 10.10.    Maximum Liability    151
SECTION 10.11.    Contribution.    151
SECTION 10.12.    Liability Cumulative    152
SECTION 10.13.    Keepwell    152
SECTION 10.14.    Release of Loan Guarantors.    152
ARTICLE XI THE BORROWER REPRESENTATIVE    152
SECTION 11.01.    Appointment; Nature of Relationship    152
SECTION 11.02.    Powers    153
SECTION 11.03.    Employment of Agents    153
SECTION 11.04.    Notices    153
SECTION 11.05.    Successor Borrower Representative    153
SECTION 11.06.    Execution of Loan Documents    153
SECTION 11.07.    Reporting    153

-vi-

SCHEDULES:

Commitment Schedule
Schedule 3.05     --    Properties
Schedule 3.06     --    Disclosed Matters
Schedule 3.10     --    Canadian Pension Plans
Schedule 3.12    --    Material Agreements
Schedule 3.14     --    Insurance
Schedule 3.15     --     Capitalization and Subsidiaries
Schedule 3.22     --     Affiliate Transactions
Schedule 5.17     --     Post-Closing Requirements
Schedule 6.01     --     Existing Indebtedness
Schedule 6.02     --     Existing Liens
Schedule 6.04     --     Existing Investments
Schedule 6.10     --     Existing Restrictions

EXHIBITS:
Exhibit A     --     Form of Assignment and Assumption
Exhibit B     --     Form of Liquidity Certificate
Exhibit C     --     Form of Compliance Certificate
Exhibit D     --     Joinder Agreement
Exhibit E-1     --     U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2     --     U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3     --     U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4     --     U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

vii

AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 18, 2024 (as it may be amended or modified from time to time, this “Agreement”) among DEFLECTO, LLC, a Delaware limited liability company, as a Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrowers are party to that certain Credit Agreement dated as of April 16, 2021 (the “Original Effective Date”) by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto (collectively, the “Existing Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders provide certain loans and other financial accommodations to the Borrowers;
WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety; and
WHEREAS, in connection with the foregoing, the parties hereto agree that upon satisfaction of the conditions set forth in Section 4.01, the Existing Credit Agreement shall be amended and restated in its entirety and superseded by this Agreement; provided, however, the obligation to repay the Obligations under the Existing Credit Agreement shall continue in full force and effect and shall be governed by the terms of this Agreement and corresponding Loan Documents.
The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the Security Agreement, except with respect to Accounts in Canada, where “Accounts” has the meaning ascribed to such term in the Canadian Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Restatement Date, by which any Loan Party or Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing, an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple

SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period or for any ABR Borrowing based on the Adjusted Term SOFR Rate, an interest rate per annum equal to the sum of (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person. None of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings, the Company or any subsidiary thereof.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Amendment No. 3 Effective Date, the Aggregate Revolving Commitment is $10,000,000.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Amendment No. 1 Effective Date” means December 16, 2024.
“Amendment No. 2 Effective Date” means March 11, 2026.
“Amendment No. 3” means Amendment No. 3 to Amended and Restated Credit Agreement, dated as of the Amendment No. 3 Effective Date, among the Borrowers, the Lenders party thereto and the Administrative Agent.
“Amendment No. 3 Effective Date” means November 5, 2026.
“Amendment No. 3 Equity Contribution” has the meaning assigned to it in Amendment No. 3.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Parties” has the meaning assigned to it in Section 8.03(c).
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clause (b) above; provided further that, for purposes of Section 9.03(d), the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate exposure under clauses (a) and (b) above.
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark and RFR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio as of the most recent determination date, provided that, for any day during the Restricted Period, the “ABR Spread” shall be 3.50% per annum, the “Term Benchmark and RFR Spread” shall be 4.50% per annum and the “Commitment Fee Rate” shall be 0.50% per annum:

Total Net Leverage Ratio	ABR Spread	Term Benchmark and RFR Spread	Commitment Fee Rate
Category 1 > 2.75 to 1.00	2.25%	3.25%	0.50%
Category 2 > 2.25 to 1.00 but ≤ 2.75 to 1.00	2.00%	3.00%	0.45%
Category 3 > 1.75 to 1.00 but ≤ 2.25 to 1.00	1.75%	2.75%	0.40%
Category 4 ≤ 1.75 to 1.00	1.50%	2.50%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings, based upon the Financial Statements delivered pursuant to Section 5.01(a) or (c) for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date that is three (3) Business Days after the date of delivery to the Administrative Agent of such Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrowers fail to deliver the annual or quarterly Financial Statements required to be delivered by it pursuant to Section 5.01(a) or (c), the Total Net Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until the third Business Day following the date on which such consolidated financial statements are delivered.
If at any time the Administrative Agent determines that the Financial Statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financial Statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.
“Approved Borrower Portal” has the meaning assigned to it in Section 8.11(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arranger” means JPMorgan Chase Bank, N.A. in its capacity as sole bookrunner and sole lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the Aggregate Revolving Commitment minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Availability Period” means the period from and including the Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments (and, if such day is not a Business Day, then on the immediately preceding Business Day).
“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services), and (e) Lease Financing.
“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, provided, however, Banking Services Obligations in respect of Lease Financing shall be limited to Lease Deficiency Obligations.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, monitor, interim monitor, custodian, assignee for the benefit of creditors or similar Person charged with the administration, reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S., Canada or the United Kingdom or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent and the Borrower Representative for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities in the United States at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower Representative decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Regulation” has the meaning assigned to it in Section 3.21.
“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and is an Affiliate of any Person that is a Disqualified Institution under clause (a) or (as to clause (a)) clause (c) set forth in the definition of “Disqualified Institution”.
“Borrower” or “Borrowers” means, individually or collectively, the Company and each other Person that becomes party hereto as a “Borrower”.
“Borrower Communications” means, collectively, any Borrowing Request, request for a Swingline Loan, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrowers to the Administrative Agent through an Approved Borrower Portal.
“Borrower Representative” has the meaning assigned to such term in Section 11.01.
“Borrowing” means (a) Revolving Borrowing, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect and (c) a Swingline Loan.
“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.
“Canadian AML Legislation” means the Canadian Proceeds of Crime Act and any other applicable anti-money laundering, anti-terrorist financing and “know your client” laws, under the laws of Canada, including any guidelines or orders thereunder.
“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in the Income Tax Act (Canada).

“Canadian Loan Party” means each of Deflecto Canada, Ltd., an Ontario corporation, Instachange Displays Limited, a Nova Scotia corporation, and each other Loan Party organized under the laws of a jurisdiction located in Canada.
“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Canadian Loan Party in respect of its employees or former employees in Canada; provided that the term “Canadian Pension Plans” shall not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
“Canadian Security Agreement” means, collectively, each General Security Agreement (including any and all supplements thereto), dated as of the Original Effective Date, among any of the Canadian Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Canadian Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Canadian Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Flow Forecast” means a projected statement of sources and uses of cash for Holdings and its Subsidiaries, prepared in accordance with Section 5.01(e), for the current and following 13 calendar weeks, which cash flow forecast shall (a) include, after delivery of the first Cash Flow Forecast, an aggregate comparison of such forecast to actual cash flow of all prior weeks in any previously delivered Cash Flow Forecast and the ending cash balance for the prior weeks, (b) include a detailed calculation of Surplus Cash as of the end of the last Business Day of the immediately preceding calendar month (and indicating whether payment is then due in accordance with Section 2.11(d)) and (c) provide an explanation in reasonable detail of any variance with respect to any previously delivered Cash Flow Forecast. Each Cash Flow Forecast shall include a certification from a Financial Officer of the Borrower Representative with respect to the good faith preparation of the information presented therein. As used herein, “Cash Flow Forecast” shall initially refer to the first 13-week cash flow forecast delivered after the Amendment No. 3 Effective Date and, thereafter, the most recent Cash Flow Forecast delivered by the Borrowers in accordance with Section 5.01(e).
“Change in Control” means (a) the Parent and its Controlled Affiliates, collectively, shall cease to own, directly or indirectly, at least 51% of the outstanding voting Equity Interests of Holdings on a fully diluted basis; (b) Holdings shall cease to own, free and clear of all Liens (other than Liens permitted under Section 6.02), directly or indirectly, 100% of the outstanding Equity Interests of the Company on a fully diluted basis; (c) the Company shall cease to own, free and clear of all Liens (other than Liens permitted under Section 6.02), directly or indirectly, 100% of the outstanding Equity Interests of any Borrower (other than the Company) on a fully diluted basis; (d) the acquisition of direct or indirect Control of Holdings or any Borrower by any Person or group other than one or more of the Parent and/or its Controlled Affiliates; (e) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors or equivalent governing body of Holdings by Persons who were not (i) directors or members of the equivalent governing body of Holdings on the date of this Agreement or (ii) nominated or appointed by the board of directors or equivalent governing body of Holdings; or (f) the occurrence of a “change in control”, “liquidity event” or other similar event, under and as defined in the Management Agreement or any agreement or instrument evidencing any Material Indebtedness, in each case, which has not been waived in writing under the Management Agreement or such other agreement or instrument.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Restatement Date Term Loans or Swingline Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.
“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement, except with respect to locations in Canada, where “Collateral Access Agreement” has the meaning ascribed to such term in the Canadian Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Canadian Security Agreement, the UK Collateral Documents, any Mortgage and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, debentures, deeds of trust, loan agreements, pledges, powers of attorney, consents, assignments or similar agreements whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.
“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The amount of each Lender’s Commitment as of the Amendment No. 3 Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Company” means Deflecto, LLC, a Delaware limited liability company.
“Compliance Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” means, with respect to the Parent, any investment Person organized for the purpose of making debt or equity investments in one or more companies that is Controlled by the Parent or Affiliates thereof that the Parent Controls (other than a portfolio company of the Parent).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.21.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Cure Expiration Date” is defined in Section 7.02.
“Cure Right” is defined in Section 7.02.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without prior notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Borrower Representative and the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (b) has notified any Borrower or any Credit

Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s and Borrower Representative’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Deflecto Canada Mortgage” has the meaning assigned to such term in Section 6.01(p).
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person (but excluding the sale of any Equity Interests in Holdings)), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means (a) Persons that are specifically identified by Holdings to the Arranger in writing prior to the Restatement Date as “Disqualified Institutions” (the “Initial DQ List”), (b) any Person that is determined by the Borrowers after the Restatement Date to be a competitor of Holdings or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent by an e-mail notification delivered to JPMDQ_Contact@jpmorgan in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the basis of such Affiliates’ and such Persons’ names and (y) are not Bona Fide Lending Affiliates. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent, solely in its capacity as such, shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) other than the Initial DQ List, Holdings’ or Borrower Representative’s failure to deliver such list (or supplement thereto) to the Administrative Agent in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that Holdings or Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), in whole or in part, or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance; provided that, only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, provide for the mandatory scheduled payment of dividends or which are or become convertible as described above shall be deemed to be Disqualified Stock; provided further, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control, any offering of Equity Interests or any Disposition occurring prior to the date that is ninety one (91) days after the latest Maturity Date in effect at the time of issuance of such Equity Interests shall not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments; provided further, however that (i) if such Equity Interests are issued to any current or former employees, consultants, directors, officers or members of management or pursuant to a plan for the benefit of current or former employees, consultants, directors, officers or members of management of Holdings (or any direct or indirect parent thereof), the Borrowers or their Subsidiaries or by any such plan to such current or former employees, consultants, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings, the Borrowers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, consultants’, directors’, officers’ or management members’ termination, death or disability and (ii) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of Holdings or any Subsidiary of Holdings shall be considered Disqualified Stock because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such

Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Document” has the meaning assigned to such term in the Security Agreement, except with respect to Documents in Canada, where “Documents” means “Documents of Title” as such term is defined in the Canadian Security Agreement.
“Dollars”, “dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
“EBITDA” means, for any period, Net Income for such period, plus
(a)    without duplication and (other than for clause (ix) and (xi)) to the extent deducted or excluded in determining Net Income for such period, the sum of:
(i)    Interest Expense for such period;
(ii)    income tax expense for such period;
(iii)    all amounts attributable to depreciation and amortization expense for such period;
(iv)    any non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory);
(v)    fees, costs and expenses in connection with (x) the closing of this Agreement, the Transactions and the transactions contemplated thereby, in an aggregate amount not to exceed $30,500,000 and (y) maintenance and asset review fees, costs and expenses incurred by the Loan Parties from time to time in respect the Loan Documents, in an aggregate amount not to exceed $300,000 per fiscal year;
(vi)    the amount of management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses (x) paid or accrued prior to the Restatement Date pursuant to the management agreement with Edgewater Growth Capital Management IV, L.P. and Jordan/Zalaznick Advisers, Inc. and (y) paid or accrued in such period to the Parent pursuant to the Management Agreement, to the extent permitted pursuant to Section 6.08(a)(iv) and, in each case, deducted (and not added back) in such period in computing such Net Income;
(vii)    the amount of extraordinary, nonrecurring or unusual losses (including all reasonable fees and expenses relating thereto);
(viii)    the reasonable integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, relocation and expansion costs, costs incurred in connection with any strategic initiatives, severance costs, recruitment, signing or retention costs, consulting fees, equity or debt issuances, exchanges or refinancing, or investments (including Permitted Acquisitions) and any amendment or other modification with respect to any of the foregoing, and restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans;
(ix)    the pro forma “run rate” cost savings, operating expense reductions and cost synergies, including as a result of land and plant consolidations (net of the amount of actual benefits realized from such actions) related to the Transactions or any Specified Transaction that is consummated after the Original Effective Date, in each case that are reasonably identifiable, factually supportable and projected by the Borrowers in good faith to be realized within 12 months of the consummation of such Specified Transaction;
(x)    any reasonable costs or expense incurred by Holdings or any other direct or indirect parent of Holdings, the Borrowers or their Subsidiaries pursuant to any equity plan or stock option plan for the benefit of management or members of the board of directors or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrowers or net cash proceeds of an issuance of Equity Interests of Holdings or the Borrowers (other than Disqualified Stock);
(xi)    to the extent not otherwise included in Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person reasonably and in good faith expects to receive the same within the next two fiscal quarters and the applicable insurance carrier has acknowledged coverage (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating EBITDA for such fiscal quarters));
(xii)    fees, costs and expenses in connection with the negotiation, execution and delivery of any Deflecto Canada Mortgage or any UK Mortgage permitted hereunder in an aggregate amount not to exceed $500,000;
(xiii)    fees, costs and expenses in connection with transactions involving land and plant consolidation;
(xiv)    fees, costs and expenses associated with non-consummated acquisitions in an aggregate amount not to exceed $750,000; and
(xv)    severance costs and expenses related to the closure of the plant located at 19939 SW Cipole Rd., Sherwood, OR 97140 and the office products line of business in an aggregate amount not to exceed (i) $200,000 for the fiscal quarter ended December 31, 2025 and (ii) $1,700,000 for the fiscal year ending December 31, 2026;
provided that the aggregate amount included in the determination of EBITDA pursuant to clauses (vii), (viii), (ix) and (xiii) shall not exceed 20% of EBITDA for such period (calculated prior to giving effect to such adjustments but after giving effect to adjustments pursuant to clause (b) below); plus

(b)    without duplication for such period, cash repatriated from Sate-Lite (Foshan) Plastics Co. Ltd. to the Company, minus
(c)    without duplication and to the extent included in Net Income:
(i)    any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period;
(ii)     [reserved];
(iii)    extraordinary, unusual or non-recurring income, gains or other receipts of income for such period; and
(iv)    any non-cash items of income for such period, excluding any noncash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period;
all calculated for the Borrowers and the other Loan Parties on a consolidated basis in accordance with GAAP.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any

Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning assigned to such term in the Security Agreement, except with respect to Equipment in Canada, where “Equipment” has the meaning ascribed to such term in the Canadian Security Agreement.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Account” has the meaning assigned to such term in the Security Agreement.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or 2.17(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Existing Lenders” has the meaning set forth in the recitals hereto.
“Existing Term Loans” means the Term Loans extended by the Existing Lenders to the Borrowers prior to the date hereof.
“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (b) to accept a Borrowing Request or Interest Election Request telephonically.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means that certain amended and restated fee letter dated as of October 18, 2024, by and between the Borrower and JPMCB.
“Financial Covenants” shall mean the financial covenants under Section 6.12.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.
“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the Pensions Act 2004 (UK).
“Fixtures” has the meaning assigned to such term in the Security Agreement, except with respect to Fixtures in Canada, where “Fixtures” has the meaning ascribed to such term in the Canadian Security Agreement.
“Flood Insurance Requirements” means the Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to the Administrative Agent and at a minimum in compliance with applicable Flood Laws.
“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.
“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be zero.
“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“FSHCO” means any Subsidiary that owns no material assets (as determined in good faith by the Borrower Representative) other than Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more (i) Foreign Subsidiaries that are not Canadian Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) other FSHCOs.
“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S., Canada, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, the European Central Bank, the Council of Ministers of the European Union, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Holdings” means Deflecto Acquisition, Inc.
“Hostile Acquisition” means (a) the Acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such Acquisition as to which such approval has been withdrawn.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.09.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.09.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential amount payable with respect to such earn-out) (l) any other Off-Balance Sheet Liability, (m) all obligations of such Person at such time to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividend and (n) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Borrowers for such period with respect to all outstanding Indebtedness of the Borrowers (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrowers and the other Loan Parties for such period in accordance with GAAP. and excluding any Subsidiaries that are not Borrowers on a basis reasonably acceptable to the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each fiscal quarter and the applicable Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the applicable Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the applicable Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of any Borrowing other than a Swingline Loan, shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the Security Agreement, except with respect to Inventory in Canada, where “Inventory” has the meaning ascribed to such term in the Canadian Security Agreement.
“Issuing Bank” means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimit” means, as of the Restatement Date, (a) $2,500,000, in the case of JPMCB and (b) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower Representative.
“ITA” means the Income Tax Act (Canada), as amended.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“Lease Deficiency Obligation” means after default, repossession and disposition of the Equipment which is the subject of or which secures a Lease Financing, the amount, if any, by which (a) any and all obligations of the Loan Parties to a Lessor, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with a specific Lease Financing, exceeds (b) the Net Proceeds realized by the Lessor upon the disposition of the Equipment which is the subject of or which secures the specific Lease Financing.
“Lease Financing” means (a) a lease of specific Equipment as defined in Article 2-A of the UCC, and (b) a secured financing transaction secured by specific Equipment, whether that transaction is called a lease or a loan, entered into by any Loan Party with JPMCB or any of its Affiliates (in this context, the “Lessor”).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” means the Persons listed on the Commitment Schedule (or, if the Commitments have terminated or expired, a Person holding Credit Exposure) and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).
“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” means, (a) Unrestricted Cash plus (b) Availability as of such date.
“Liquidity Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit B.
“Loan Documents” means, collectively, (i) this Agreement, the Reaffirmation Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, the Management Fee Subordination Agreement, each Compliance Certificate, the Loan Guaranty, any Obligation Guaranty and any fee letters executed in connection herewith and (ii) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the applicable Borrower and the Issuing Bank in connection with the issuance by the Issuing Bank of Letters of Credit (but in all cases in this definition excluding any legal opinions), and, in each case under this clause (ii), such documents shall be included in the definition of Loan Documents only to the extent a Loan Party is a party thereto and such document is expressly designated as a “Loan Document” as defined in this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party.
“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (other than the Canadian Loan Parties and the UK Subsidiary or any other Foreign Subsidiary incorporated in Canada, England and Wales and which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.
“Loan Parties” means, collectively, Holdings, the Borrowers, the Borrowers’ Domestic Subsidiaries, the Canadian Loan Parties, the UK Subsidiary and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.
“Management Agreement” means that certain Management Services Agreement dated as of the Restatement Date by and between the Parent and the Company.
“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement, dated as of the Restatement Date, among the Company, the Parent and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Mandy Acquisition” means the proposed acquisition of the air distribution company target disclosed to the Administrative Agent prior to the Restatement Date.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of its Obligations, (c) a material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on a material portion of the Collateral or the priority of such Liens (subject to Liens permitted by Section 6.02), or (d) the rights or remedies, taken as a whole, available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means (a) October 18, 2029 (or, if such date is not a Business Day, the next following Business Day) with respect to the Term Loan and (b) October 18, 2029 (or, if such date is not a Business Day, the next following Business Day) with respect to the Revolving Loans or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrowers and the other Loan Parties, determined on a consolidated basis in accordance with GAAP, and excluding any Subsidiaries that are not Borrowers on a basis reasonably acceptable to the Administrative Agent.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, property and representation and warranty insurance proceeds other than payments received by such Person in respect thereof to the extent that the amounts so received are applied for the purpose of remedying or satisfying the conditions giving rise to the claim under such policy (but, for the avoidance of doubt, expressly excluding the proceeds of business interruption insurance) and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-US/UK/CA Subsidiaries” is defined in Section 2.11(h).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any Indemnitee, individually or collectively, existing on the Restatement Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred under any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
“Original Effective Date” has the meaning set forth in the recitals hereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees, if any, (d) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.
“Parent” means Acacia Research Corporation.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Payment” has the meaning assigned to it in Section 8.06(d).
“Payment Conditions” shall be deemed to be satisfied in connection with a Restricted Payment if:
(a)    no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment;
(b)    no Restricted Period is then in effect;
(c)    the Borrowers shall have a Total Net Leverage Ratio of not greater than (i) 2.25 to 1.00, with respect to any period ending prior to December 31, 2025 or (ii) 2.00 to 1.00, with respect to any period ending on or after December 31, 2025, calculated on a pro forma basis after giving effect to such Restricted Payment;
(d)    immediately after giving effect to such Restricted Payment, the Borrowers shall be in pro forma compliance with each of the other Financial Covenants set forth in Section 6.12, in each case, calculated on a pro forma basis after giving effect to such Restricted Payment;
(e)    immediately after giving effect to such Restricted Payment, the Loan Parties shall have Liquidity (calculated, for such purpose, by limiting the amount of Availability available at such time to the amount which could be drawn without causing the Borrowers to fail to comply, on a pro forma basis, with the then applicable maximum Total Net Leverage Ratio set forth in Section 6.12(a) as of such date) not less than $10,000,000; and
(f)    the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (a) through (e) above and attaching calculations for items (c) through (e).
“Payment Notice” has the meaning assigned to it in Section 8.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:
(a)    such Acquisition is not a Hostile Acquisition;
(b)    the business acquired in connection with such Acquisition is (i) located in the U.S. or Canada (other than the province of Quebec, unless reasonably approved by the Administrative Agent and subject to delivery of such additional documentation as may be necessary to account for Quebec-specific legal requirements based on advice of local counsel to the Administrative Agent), (ii) organized under applicable U.S., Canada and state and provincial laws (other than Quebec, unless reasonably approved by the Administrative Agent and subject to delivery of such additional documentation as may be necessary to account for Quebec-specific legal requirements based on advice of local counsel to the Administrative Agent), and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Restatement Date and any business activities that are substantially similar, related, or incidental thereto;
(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties made by the Loan Parties in the Loan Documents is true and correct in all material respects (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall, after giving effect to such qualification, be required to be true and correct in all respects) (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;
(d)    as soon as available, but not less than thirty (30) days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition, (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections and (iii) if the aggregate purchase price of such Acquisition exceeds $20,000,000, and unless waived by the Administrative Agent, a quality of earnings report conducted by a financial advisor reasonably acceptable to the Administrative Agent;
(e)    [reserved];
(f)    [reserved];
(g)    if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement;
(h)    if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party shall acquire such assets;
(i)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(j)    if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;
(k)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;
(l)    in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent and the Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated, in each case, other than Liens permitted under Section 6.02;
(m)    immediately after giving effect to such Acquisition, (i) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Acquisition, (ii) the Borrowers shall have a Total Net Leverage Ratio of not greater than the ratio that is 0.25x less than the currently applicable covenant level under Section 6.12(a), calculated on a pro forma basis after giving effect to such Acquisition, (iii) the Borrowers shall be in pro forma compliance with each of the other Financial Covenants set forth in Section 6.12, in each case, calculated on a pro forma basis after giving effect to such Acquisition, and (iv) the Borrower Representative shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (i), (ii) and (iii) above and attaching calculations for items (ii) and (iii);
(n)    all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken or agreed in writing by the Administrative Agent to be provided by another specified time frame following the consummation of such acquisition; and
(o)    the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within fifteen (15) days following the consummation thereof (or such longer period as agreed to by the Administrative Agent in its sole discretion).
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 5.04) or that are being contested in compliance with Section 5.04 and Liens for unpaid utility charges;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s and other like Liens imposed by law arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws or regulations, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations;
(d)    pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, tenders, statutory obligations, customer deposit and advances, surety, stay, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and Liens to secure letters of credit or bank guarantees supporting any of the foregoing;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) or Liens securing appeal or surety bonds related to such judgments;
(f)    easements, zoning restrictions, rights-of-way and similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries, taken as a whole;
(g)    leases, licenses, subleases or sublicenses granted (i) to others not adversely interfering in any material respect with the business of Holdings and its Subsidiaries as conducted at the time granted, taken as a whole and (ii) between or among any of the Loan Parties or any of their Subsidiaries;
(h)    Liens of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(i)    Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;
(k)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(l)    any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor;
(m)    purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases or consignments or bailee arrangements of personal property entered into by Holdings or any of its Subsidiaries in the ordinary course of business;
(n)    any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement incurred in the ordinary course of its business; and
(o)    with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (e), (h) and (i) above to the extent securing the obligations specified in each such clause.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or Canada), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or Canada or any State or province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“PPSA” shall mean the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including without limitation the Quebec Civil Code) for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prepayment Event” means:
(a)    any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Subsidiary resulting in Net Proceeds equal to or greater than (i) during the Restricted Period, $0, and (ii) at all other times, $1,000,000, in the aggregate for all such proceeds and proceeds under clause (b) below in any given fiscal year, other than Dispositions described in Section 6.05(a), (b), (c), (d), (e), (f), (g), (h), (i) and (j); or
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary (other than any and all proceeds of business interruption insurance) resulting in Net Proceeds equal to or greater than $1,000,000 in the aggregate for all such proceeds and proceeds under clause (a) above in any given fiscal year; or
(c)    the receipt of any Net Proceeds of representation and warranty insurance in an amount in excess of (i) during the Restricted Period, $0, and (ii) at all other times, $500,000, in any fiscal year; or
(d)    the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01; or
(e)    the receipt of any Net Proceeds of any Indebtedness incurred in connection with the Deflecto Canada Mortgage or the UK Mortgage.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Projections” has the meaning assigned to such term in Section 5.01(f).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of Holdings or its Controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.21.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.
“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of the Restatement Date, by and among the Loan Parties and the Administrative Agent.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means, as applicable, (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate, and (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring,

Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time; provided that, (i) as long as there are only two Lenders, Required Lenders shall mean both Lenders and (ii) if there are three or more unaffiliated Lenders, at least two unaffiliated Lenders will be required to constitute Required Lenders.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, memorandum and/or articles of association or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the president, Financial Officer or other executive officer of a Borrower.
“Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Restatement Date Acquisition” means the acquisition, pursuant to the Restatement Date Acquisition Agreement, by Deflecto Holdco LLC, of Holdings.
“Restatement Date Acquisition Agreement” means that certain Stock Acquisition Agreement, dated as of October 18, 2024, among Deflecto Holdco LLC, as purchaser, the sellers referred to therein, Edgewater Growth Capital Management IV, L.P., as seller representative, and Holdings.
“Restatement Date Acquisition Quality of Earnings” means the quality of earnings report for Holdings and its Subsidiaries, dated as of October 18, 2024, delivered by the Borrowers to the Lenders.
“Restatement Date Term Lender” means, as of any date of determination, Lenders having a Restatement Date Term Loan Commitment.
“Restatement Date Term Loan” means the Term Loan extended by the Term Lenders to the Borrowers pursuant to Section 2.01(b) hereof.
“Restatement Date Term Loan Commitment” means (a) as to any Restatement Date Term Lender, the commitment of such Restatement Date Term Lender to make the Restatement Date Term Loan as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Restatement Date Term Lender, as applicable, and (b) as to all Restatement Date Term Lenders, the aggregate commitment of all Restatement Date Term Lenders to make the Restatement Date Term Loan, which aggregate commitment on the Restatement Date shall be $48,000,000. After advancing the Restatement Date Term Loan, each reference to a Restatement Date Term Lender’s Restatement Date Term Loan Commitment shall refer to such Restatement Date Term Lender’s Applicable Percentage of the Restatement Date Term Loan.

“Restricted Amount” is defined in Section 2.11(h).
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests, and (b) management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses paid or accrued in such period to the Parent or any of its Controlled Affiliates pursuant to the Management Agreement or under any other management agreement.
“Restricted Period” means the period commencing on the Amendment No. 3 Effective Date and ending on the date on which the Borrower delivers to the Administrative Agent the financial statements required pursuant to Section 5.01(c) and the related Compliance Certificate required pursuant to Section 5.01(d) for the fiscal quarter of Holdings ending March 31, 2027 or any later fiscal quarter, in each case, demonstrating compliance with the financial covenants set forth in Section 6.12 without giving effect to any equity cure or other similar contribution which has been made in any fiscal quarter during the applicable testing period.
“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. As of the Amendment No. 3 Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR (excluding, for the avoidance of doubt, any ABR Loan or Borrowing).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the Canadian Government, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or (b) the Canadian Government, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Original Effective Date, among the Loan Parties (other than the Foreign Subsidiary Loan Parties) and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Cure Contribution” is defined in Section 7.02.
“Specified Transaction” means any investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Subsidiary ceasing to be a Subsidiary of a Borrower or any Disposition or acquisition of a business unit, line of business, division or product line by the Borrowers or any Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“St. Catharines Property” means the property located at 221 Bunting Road, St. Catharines, ON L2M 3Y2 Canada.
“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.
“Statements” has the meaning assigned to such term in Section 2.18(f).
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Supported QFC” has the meaning assigned to it in Section 9.21.
“Surplus Cash” means, at any time, the amount by which the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, commercial paper and other Permitted Investments, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of Holdings and its Subsidiaries, in each case to the extent held in the U.S. and that can be readily convertible to or held as cash, exceeds $5,000,000.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.
“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Lender” means a Restatement Date Term Lender; provided that, for all purposes hereunder immediately following the funding of the Restatement Date Term Loans on the Restatement Date, the term “Term Lender” shall refer to any Lender holding an outstanding Term Loan.
“Term Loan” means a Restatement Date Term Loan; provided that, for all purposes hereunder immediately following the funding of the Restatement Date Term Loans on the Restatement Date, (a) the Restatement Date Term Loans shall constitute the same, single class of Term Loans and (b) the aggregate outstanding principal amount of the Term Loans as of the Amendment No. 3 Effective Date is set forth on the Commitment Schedule. As of the Amendment No. 3 Effective Date, after giving effect to the prepayment of the Term Loans made using proceeds of the Amendment No. 3 Equity Contribution on the Amendment No. 3 Effective Date, the aggregate outstanding principal amount of Term Loans is $14,348,864.
“Term Loan Commitment” means a Restatement Date Term Loan Commitment.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Funded Indebtedness” means, at any date, the aggregate principal amount of funded Indebtedness of Borrowers and the other Loan Parties outstanding on such date, determined on a consolidated basis in accordance with GAAP, and excluding any Subsidiaries that are not Borrowers on a basis reasonably acceptable to the Administrative Agent, consisting only of (i) Indebtedness for borrowed money, (ii) obligations under any letter of credit, to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that, any unreimbursed amount under commercial Letters of Credit will not be counted as Total Funded Indebtedness until three (3) Business Days after such amount is drawn (it being understood that any Borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted as Total Funded Indebtedness)), (iii) Capital Lease Obligations and obligations in respect of purchase money Indebtedness, and (iv) debt obligations evidenced by bonds, debentures, promissory notes (including, for the avoidance of doubt, seller notes) or similar instruments; provided, that Total Funded Indebtedness shall not include Indebtedness in respect of (i) any Letter of Credit, except to the extent of unreimbursed obligations in respect of drawn Letters of Credit, (ii) obligations under Swap Agreements, and (iii) any surety, performance, appeal and other similar bonds.
“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Funded Indebtedness on such date minus Unrestricted Cash in an amount not to exceed $7,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, including the consummation of the Restatement Date Acquisition.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Collateral Documents” means the UK Share Charge, the UK Security Agreement and any other Collateral Document governed by English law.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Mortgage” has the meaning assigned to such term in Section 6.01(q).
“UK Pension Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).
“UK Real Property” means all freehold and leasehold property (including any building, construction, erection or other edifice located thereon) owned by the UK Subsidiary as of the Restatement Date together with (a) all policies or contracts of insurance in respect of such freehold and leasehold property, (b) all amounts paid or payable to, or for the account of, the UK Subsidiary in connection with the letting, licence or grant of other rights of use or occupation of any part of such freehold and leasehold property (whether collected or uncollected), and (c) the benefit of all permissions and authorisations of whatsoever nature and whether statutory or otherwise held by the UK Subsidiary in connection with such freehold and leasehold property and the right to recover and receive all compensation which may be payable to the UK Subsidiary in relation to those permissions and authorisation.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated on or about the Restatement Date, among the UK Subsidiary and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“UK Share Charge” means that certain charge over the shares in the UK Subsidiary dated as of the Original Effective Date among Deflecto, LLC and the Administrative Agent as security trustee, as such document may be amended, amended and restated or supplemented from time to time.

“UK Subsidiary” means Yearntree Limited, a private limited company incorporated under the laws of England and Wales with the company number 01531357.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means, as of any date of determination, an amount equal to the aggregate amount of the Loan Parties’ unrestricted cash and Permitted Investments that is (a) on deposit with one or more financial institutions in the U.S., (b) subject to a first priority perfected Lien of the Administrative Agent and (c) not encumbered by or subject to any other Lien, setoff, counterclaim, recoupment, defense or other right in favor of any Person (other than (i) a Lien securing the Secured Obligations, and (ii) banker’s Liens relating to the establishment of depository relations in the ordinary course and not given in connection with the issuance of Indebtedness).
“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) for the purposes of the UK Share Charge, “UK Borrower” shall mean the UK Subsidiary.
SECTION 1.04.Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the Original Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2105-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05.Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06.Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.07.Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or

Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
SECTION 1.08.Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.09.[Reserved].
SECTION 1.10.Pro Forma Adjustments. To the extent any Borrower or any Subsidiary (a) makes any acquisition permitted pursuant to Section 6.04 or Disposition of assets outside the ordinary course of business permitted by Section 6.05 or any other Specified Transaction permitted under this Agreement during the period of four fiscal quarters of Holdings most recently ended or (b) consummates any transaction, including, without limitation, any Specified Transaction, that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) EBITDA and the Total Net Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition of assets or other applicable transactions, are factually supportable and are reasonably anticipated to be realized by the Borrowers within the first twelve months following such transaction, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition, such Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes)) had occurred in the first day of such four-quarter period, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the period of four consecutive fiscal quarters ended on or most recently prior to such calculation for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (c), the most recent financial statements referred to in Section 3.04(a)) and (iii) any such calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable Financial Covenant levels required under Section 6.12 for the quarter during which such acquisition, Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation).
ARTICLE II

THE CREDITS
SECTION 2.01.Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
(b)Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a Term Loan in dollars to the Borrowers on the Restatement Date, in an amount equal to such Lender’s Restatement Date Term Loan Commitment in each case by making immediately available funds available to the Administrative Agent’s designated account, not later than 10:00 a.m., Chicago time. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.Loans and Borrowings.
(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
(b)Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, ABR Borrowing or Borrowing of a Swingline Loan and/or payment period for each RFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 or such other amount agreed to by the Administrative Agent in its sole discretion. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Term Benchmark Borrowings outstanding and one RFR Borrowing outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
(e)To the extent the Borrowers direct the Administrative Agent or the Lenders in writing to remit the proceeds of any Loans hereunder to a Person other than a Borrower, in each such case, each Borrower hereby acknowledges and agrees that (i) all Loans constitute direct obligations of the Borrowers, (ii) all Loans are made for the account of the Borrowers and (iii) the deposit of the proceeds of the Loans as so provided directly benefits the Borrowers.
SECTION 2.03.Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower Representative or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than (a) in the case of a Term Benchmark Borrowing, 10:00 a.m., Chicago time, three U.S. Government Securities Business Days (or, for Borrowings on the Restatement Date, such shorter amount of time as the Administrative agent may agree) before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing, provided further that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative. Notwithstanding anything to the contrary contained herein, but subject to Section 2.16, the notice in respect of any Borrowing on the

Restatement Date, or in connection with any Permitted Acquisition or other investment permitted under this Agreement, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower Representative by giving written notice to the Administrative Agent prior to 10:00 a.m., New York City time (or such later time as the Administrative Agent may approve in its sole discretion), on the date of the proposed Borrowing. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the name of the applicable Borrower(s);
(ii)the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing, provided that RFR Borrowings shall be available only by operation of Section 2.14; and
(v)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.[Reserved].
SECTION 2.05.Swingline Loans.
(a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period (and only after at least one additional Lender that is not an Affiliate of JPMCB has become party to this Agreement), the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans in dollars to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,500,000, (ii) the Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment, or (iii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall submit a written notice to the Administrative Agent of such request by fax or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers, to the extent the Swingline Lender elects to make such Swingline Loan, by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the applicable Lenders) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(b)The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., New York City time, on a Business Day no later than 4:00 p.m., New York City time on such Business Day and if received after 11:00 a.m., New York City time, “on a Business Day” shall mean no later than 9:00 a.m., New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent in dollars, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer in dollars of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(c)The Swingline Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(d)Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(c) above.
SECTION 2.06.Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower Representative may request any Issuing Bank to issue Letters of Credit for its own account or for the account of another Loan Party as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period, and such Issuing Bank may, but shall have no obligation, to issue such requested Letters of Credit pursuant to this Agreement; provided that there shall not at any time be more than a total of 20 Letters of Credit outstanding.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure shall not exceed $2,500,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).
An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such Issuing Bank in good faith deems material to it, or
(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of

Credit (or, in the case of any extension of the expiration thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date with respect to Revolving Loans.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Maturity Date with respect to Revolving Loans. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on (a) (i) the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is received after 9:00 a.m. Chicago time on the day of receipt; provided that, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this

Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by any Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in the manner required under clause (e) of this Section 2.06.
(h)Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable pursuant to this Agreement; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(i)Replacement and Resignation of an Issuing Bank.
(i)An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.
(j)Cash Collateralization. If any Default shall occur and be continuing, within three (3) Business Days after the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure in the applicable currencies as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. Such Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit in the LC Collateral Account an amount in cash equal to 103% of such LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Defaults have been cured or waived as confirmed in writing by the Administrative Agent.
(k)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank other than JPMCB shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC

Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07.Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by noon, Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, (i) the Restatement Date Term Loans shall be made as provided in Sections 2.01(b) and 2.02(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
SECTION 2.08.Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed promptly upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower Representative.
(c)Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System or Approved Borrower Portal) shall specify the following information in compliance with Section 2.02:
(i)the name of the applicable Borrower and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing, provided that RFR Borrowings shall be available only by operation of Section 2.14; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing immediately.
SECTION 2.09.Termination and Reduction of Commitments; Increase in Commitments.
(a)Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., Chicago time, on the Restatement Date and (ii) all the Revolving Commitments shall terminate on the Maturity Date with respect to Revolving Commitments.
(b)The Borrowers may at any time terminate the Revolving Commitments upon the Payment in Full of the Secured Obligations.
(c)The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.
(d)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e)Increase in Commitments.
(i)On or prior to the date which is sixty (60) days following the Restatement Date, the Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Commitments (which shall be allocated, pro rata, between new Revolving Commitments and the assumption of existing Term Loans), either from one or more of the Lenders or another lending institution (other than any Ineligible Institution), and reallocating a portion of the Restatement Date Term Loans of each of the Restatement Date Term Lenders as Revolving Commitments, in accordance with their pro rata shares, provided that (A) any such request for an increase shall be in a minimum amount of $5,000,000, (B) the Borrower may make no more than 2 such requests during such period, (C) after giving effect thereto, the total additional Revolving Commitments does not exceed $13,000,000, (D) the Administrative Agent, the Swingline Lender and the Issuing Bank, have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (E) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (F) the procedures described in Section 2.09(f) have been satisfied and (G) immediately following such increase, each of the Lenders (existing and new) shall hold their Revolving Commitments and Term Loans in equal pro rata shares. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time (other than a conversion of Term Loans to Revolving Commitments in connection with a rebalancing of any existing Lender’s pro rata share in the manner described in Section 2.09(g)).
(ii)Following the date which is sixty (60) days following the Restatement Date, and so long as no Restricted Period is then in effect, the Borrowers shall have the right to increase the Revolving Commitments or enter into one or more tranches of term loans (or increase any existing Class of Term Loans, each an “Incremental Term Loan”), in each case by obtaining additional Revolving Commitments or participations in such Incremental Term Loans, either from one or more of the Lenders or another lending institution (other than any Ineligible Institution), provided that (A) any such request for an increase or tranche of Incremental Term Loans shall be in a minimum amount of $5,000,000, (B) the Borrower may make a maximum of 3 such requests during the term of this Agreement following the Restatement Date, (C) after giving effect thereto, the sum of the total of the additional Revolving Commitments and Incremental Term Loans does not exceed $25,000,000, (D) the Administrative Agent and, only in the case of any increase in the Revolving Commitments, the Swingline Lender and the Issuing Bank, have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (E) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (F) the procedures described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or participate in any tranche of Incremental Term Loans hereunder at any time.
(f)As a condition precedent to such an increase of the Revolving Commitments or tranche of Incremental Term Loans, (i) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche, and (B) in the case of the Borrowers, certifying as to the matters set forth in the following clause (ii), (ii) both before and immediately after giving effect (including giving effect on a pro forma basis) to such increase or tranche, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or to the extent any such representation or warranty is already qualified by materiality, after giving effect to such qualification, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or to the extent any such representation or warranty is already qualified by materiality, after giving effect to such qualification, in all respects) as of such earlier date, (2) no Default or Event of Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12 (which calculations shall assume that such increase of the Revolving Commitments (other than an increase pursuant to Section 2.09(e)(i)) is fully drawn or such tranche of Incremental Term Loans is fully funded, as the case may be) and (iii) the Borrowers shall deliver to the Administrative Agent legal opinions and documents consistent with those delivered on the Restatement Date, to the extent requested by the Administrative Agent.
(g)On the effective date of any such increase or tranche of Incremental Term Loans, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified by the Borrowers to the Administrative Agent). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, to the extent applicable, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16. Solely with respect to an increase in the Revolving Commitments pursuant to Section 2.09(e)(i), each of the then existing Lenders agree that their Restatement Date Term Loans may be converted to Revolving Commitments so that their pro rata share of the Aggregate Revolving Commitments equals their pro rata share of the total aggregate Commitments, in each case, as will be reflected on the revised Commitment Schedule prepared by the Administrative Agent. The Incremental Term Loans (A) shall rank pari passu in right of payment with the Revolving Loans, the initial Term Loans, and any other tranche of Incremental Term Loans hereunder, (B) shall be evidenced by this Agreement, (C) shall not be secured by any assets other than the Collateral, (D) shall have no obligors (directly or indirectly) other than the Loan Parties, (E) shall not mature earlier than the latest Maturity Date in effect at such time or any other maturity date applicable to any other Incremental Term Loans (if any) outstanding at such time (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the initial Term Loans or any other Incremental Term Loans (if any) outstanding at such time) and (F) shall be treated substantially the same as (and in any event no more favorably than) and subject to the same terms and conditions as the Revolving Loans, the initial Term Loans, and any other Incremental Term Loans (if any) outstanding at such time; provided that (x) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date (or such later maturity date applicable to any other Incremental Term Loans (if any) outstanding at such time, as the case may be) in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Maturity Date and after such later maturity date, as applicable, and (y) the Incremental Term Loans may be priced differently than the Revolving Loans, the initial Term Loans, and any other Incremental Term Loans (if any) outstanding at such time.
(h)Subject to the foregoing conditions, any Incremental Term Loans or increase in the Revolving Commitments may be made hereunder pursuant to an amendment or restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Lender participating in such tranche and the Administrative Agent. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09 and reflect the applicable Incremental Term Loans and increase in the Revolving Commitments. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
(i)In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.09, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.
Notwithstanding anything to the contrary in this Section 2.09, no increase to the Revolving Commitments or tranche of Incremental Term Loans shall be requested or effected during the Restricted Period.
SECTION 2.10.Repayment and Amortization of Loans; Evidence of Debt.
(a)The Borrowers hereby unconditionally promise to pay in dollars to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the applicable Maturity Date. The Borrowers hereby unconditionally promise to pay in dollars to the Administrative Agent for the account of each Swingline Lender the then unpaid principal amount of each Swingline Loan on each of (i) the fifth (5th) Business Day of each calendar month, (ii) each date on which a Revolving Borrowing occurs and (iii) the Maturity Date with respect to Revolving Loans. After giving effect to the prepayment of the Terms Loans in the amount of $17,000,000 with proceeds of the Amendment No. 3 Equity Contribution on the Amendment No. 3 Effective Date, no scheduled principal payments will be required on the unpaid principal amount of the Term Loans prior to the Term Loan Maturity Date. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash in dollars by the Borrowers on the Maturity Date with respect to Term Loans.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
SECTION 2.11.Prepayment of Loans.
(a)The Borrowers shall have the right at any time and from time to time to prepay without premium or penalty any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)In the event and on such occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess. In addition, in the event and on such occasion that the Revolving Exposure of a Borrower exceeds the Revolving Commitment of such Borrower, such Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
(c)In the event that an aggregate amount of Net Proceeds are received by or on behalf of Holdings or any other Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within five (5) Business Days after such Net Proceeds are received by Holdings or any other Loan Party or any Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds (after giving effect to any applicable thresholds in the definition of “Prepayment Event”), provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” occurring when the Restricted Period is not in effect, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets to be used or usable in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate;
provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.
(d)During the Restricted Period, if Holdings and its Subsidiaries have Surplus Cash as of the end of the last Business Day of any calendar month, the Borrowers shall prepay the Obligations within five (5) Business Days after such date, which prepayment shall be in an amount equal to the lesser of (i) the amount of such Surplus Cash as of the last Business Day of such immediately preceding calendar month and (ii) the aggregate amount of Obligations then outstanding. Each prepayment of Obligations pursuant to this Section 2.11(d) shall be applied first to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure and second to prepay the Term Loans in inverse order of maturity. Prepayments pursuant to this Section 2.11(d) shall be accompanied by (x) accrued interest to the extent required by Section 2.13 and (y) break funding payments pursuant to Section 2.16.
(e)(i)     All prepayments made pursuant to Section 2.11(a) shall be applied (A) if made with respect to the Term Loans, as directed by the Borrower Representative or (B) if made with respect to the Revolving Loans or the Swingline Loans, as directed by the Borrower Representative in accordance with the Lenders’ respective Applicable Percentages without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.
(i)All such amounts pursuant to Section 2.11(c) (other than any prepayment made with respect to clause (e) of the definition of “Prepayment Event”) and all prepayments under Section 7.02 shall be applied, first to prepay the Term Loans (to be applied to the next eight (8) unpaid scheduled installments thereof in direct order of maturity and then to all remaining installments thereof on a pro rata basis) and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.
(ii)All prepayments made pursuant to Section 2.11(c) with respect to clause (e) of the definition of “Prepayment Event” shall be applied, first to prepay the Term Loans in inverse order of maturity and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.
(f)[Reserved].
(g)The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Term Benchmark Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
(h)Notwithstanding any provision under this Section 2.11 to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrowers pursuant to Section 2.11(c) above shall not be required to be so prepaid to the extent any such Net Proceeds are received by Foreign Subsidiaries that are not Subsidiaries organized under the laws of the U.S., the UK or Canada or any political subdivision thereof (the “Non-US/UK/CA Subsidiaries”) in connection with an asset owned by, or income of, such Non-US/UK/CA Subsidiaries, for so long as the repatriation to the U.S. of any such amounts would be prohibited under any Requirement of Law (the Borrower Representative hereby agreeing to cause the applicable Non-US/UK/CA Subsidiary to promptly use commercially reasonable efforts required by the applicable local law to permit such repatriation for a period of two (2) years (subject to the considerations above and as determined by the Borrower Representative in its reasonable business judgment), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, such repatriation will be immediately effected and such repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11 to the extent provided herein); and (B) if the repatriation to the U.S. by means of a distribution or dividend of any amounts required to mandatorily prepay the Loans pursuant to Section 2.11(c) above to the extent attributable to a Non-US/UK/CA Subsidiary actually realized in connection with such repatriation would result in a material and adverse tax liability (such amount, a “Restricted Amount”), the amount the Borrowers shall be required to mandatorily prepay pursuant to Section 2.11(c) shall be reduced by the Restricted Amount until such time as it may repatriate to the U.S. by means of a distribution or dividend such Restricted Amount without incurring such material and adverse tax liability; provided that, to the extent that the repatriation by means of a distribution or dividend of any Net Proceeds from such Non-US/UK/CA Subsidiaries would no longer result in a material and adverse tax liability on account of any change in law, facts or circumstances, an amount equal to the Restricted Amount shall be treated as additional Net Proceeds and promptly be applied to the repayment of the Loans pursuant to this Section 2.11 as otherwise required above.
SECTION 2.12.Fees.
(a)The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Restatement Date to but excluding the date on which the Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following the last day of each fiscal quarter of Holdings (or, if such date is not a Business Day, the next Business Day) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Restatement Date; provided that, at the Borrowers’ election, such fees may be paid earlier on the day following the last day of the applicable fiscal quarter of Holdings. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the fifteenth (15th) day following the last day of each fiscal quarter of Holdings (or, if such date is not a Business Day, the next Business Day), commencing on the first such date to occur after the Restatement Date; provided that, at the Borrowers’ election, such fees may be paid earlier on the day following the last day of the applicable fiscal quarter of Holdings; provided further that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders (including the Administrative Agent in its capacity as a Lender), a closing fee as set forth in the Fee Letter. The entire closing fee shall be deemed fully earned by the Administrative Agent and shall be due and payable in full on the Restatement Date.
(d)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(e)All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.Interest.
(a)The Loans comprising ABR Borrowings (including all Swingline Loans) shall bear interest at the ABR plus the Applicable Rate.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.
(d)Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.14.Alternate Rate of Interest; Illegality.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR for an RFR Loan; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period, or (B) at any time, the applicable Adjusted Daily Simple SOFR for an RFR Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders through any Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify (by providing notice thereof to the Borrower Representative and the Lenders) the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify (by providing notice thereof to the Borrower Representative and the Lenders) the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Relevant Rate, in the case of a Term Benchmark Borrowing, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
SECTION 2.15.Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank;
(ii)impose on any Lender or the Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.Break Funding Payments.
(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any RFR Loan other than on the Interest Payment Date applicable thereto, (iii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith), (iv) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.Withholding of Taxes; Gross-Up.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.
(i)Any Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s or Administrative Agent’s, as applicable, reasonable judgment such completion, execution or submission would subject such Lender or Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Administrative Agent.

(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower (or if a Borrower is an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes, such regarded owner) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)the Administrative Agent shall deliver to the Borrower Representative, on or prior to the date on which it becomes the Administrative Agent (and from time to time thereafter upon the reasonable request of the Borrower Representative) (i) if the Administrative Agent is a U.S. Person, an executed copy of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax, and (ii) if the Administrative Agent is not a U.S. Person, (1) with respect to payments that the Administrative Agent receives on behalf of others, a duly executed IRS Form W-8IMY certifying that it is either (x) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (y) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments and (2) with respect to payments that the Administrative Agent receives on its own behalf (including, without limitation, pursuant to any fee letter), a duly executed IRS Form W-8ECI or IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax.
Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and, in the case of a Lender, the Administrative Agent in writing of its legal inability to do so.
(g)Additional United Kingdom Withholding Tax Matters.
(i)Each Lender and the UK Subsidiary which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for the UK Subsidiary to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).
(j)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18.Payments Generally; Allocation of Proceeds; Sharing of Setoffs.
(a)The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.
(b)All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, [reserved], fourth, [reserved], fifth, to pay interest then due and payable on the Loans ratably, sixth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and to pay any amounts owing in respect of Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably (with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity), seventh, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, eighth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers and ninth, to the Borrowers or whoever else may be lawfully entitled thereto. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(g)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement or, if applicable, on or before the date such payment is required to be paid under any Loan Document, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
SECTION 2.19.Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower Representative may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure and, if applicable, Term Loan Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the Restatement Date and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22.Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services (excluding Lease Financing) for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b) and which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall be required to provide any notice described in this Section 2.22 in respect of such Banking Services or Swap Agreements.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01.Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed or duly incorporated, validly existing and in good standing (if such concept exists in the applicable jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
SECTION 3.02.Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.
SECTION 3.04.Financial Condition; No Material Adverse Change.
(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2023, reported on by Baker Tilly, independent public accountants, and (ii) as of and for the fiscal month and the portion of the fiscal year ended August 31, 2024, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2023.
SECTION 3.05.Properties.
(a)As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. As of the date of this Agreement, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and their respective Subsidiaries has good and valid fee simple title (or title absolute in the case of any freehold property in England and Wales) to or rights to purchase, or valid leasehold interests in, or other limited property interests in, all of its real property and has good title to its personal property and assets, in each case except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect. All of such property is free of all Liens other than those permitted by Section 6.02.
(b)Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.
(b)Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.
(c)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07.Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirement of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.
SECTION 3.08.Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and no Subsidiary incorporated in the United Kingdom carries on any business in the United Kingdom which requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority.
SECTION 3.09.Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all income and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed that are not permitted under Section 6.02. Each Loan Party and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans, employment insurance, and employee income taxes.
SECTION 3.10.ERISA and Pensions.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
(b)As of the Restatement Date, none of the Loan Parties nor any Subsidiary of a Loan Party has any Canadian Pension Plans except as set forth on Schedule 3.10. Each Loan Party and its Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) or similar legislation of another applicable Canadian province or territory and the ITA, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and there is no solvency or wind-up deficiency with respect to any Canadian Defined Benefit Pension Plan that has or would reasonably be expected to result in a Material Adverse Effect.

(c)No Loan Party has (i) at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)); (ii) at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer; (iii) been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme; or (iv) requested or been granted contribution holiday in respect of any occupational pension scheme.
SECTION 3.11.Disclosure.
(a)The Loan Parties have disclosed to the Lenders all written agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to such projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Restatement Date, as of the Restatement Date.
(b)As of the Restatement Date, to the knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Restatement Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12.Material Agreements. All material agreements and contracts to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any material agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness.
SECTION 3.13.Solvency.
(a)Immediately after the consummation of the Transactions to occur on the Restatement Date and immediately after the making of each Loan and each issuance of a Letter of Credit hereunder, (i) the fair value of the assets of the Loan Parties and their Subsidiaries taken as a whole, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Loan Parties and their Subsidiaries, taken as a whole; (ii) the present fair saleable value of the property of the Loan Parties and their Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of the Loan Parties and their Subsidiaries, taken as a whole, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Loan Parties and their Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which the Loan Parties and their Subsidiaries, taken as a whole, are engaged as such business is now conducted and is proposed to be conducted after the Restatement Date; and (v) in the case of the UK Subsidiary, will not (A) (1) be unable to or have admitted its inability to pay its debts as they fall due, (2) be deemed to or declare that it is unable to pay its debts under applicable law, (3) have suspended or threatened to suspend making payments on any of its debts or (4) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness; (B) have aggregate assets that are less than its liabilities (taking into account contingent and prospective liabilities); or (C) have declared, or have had declared a moratorium, in respect of any Indebtedness.
(b)The Loan Parties and their Subsidiaries, taken as a whole, do not intend to incur, or believe that they will, incur debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.

SECTION 3.14.Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Restatement Date. Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 3.15.Capitalization and Subsidiaries. As of the Restatement Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, all of which issued Equity Interests (to the extent such concepts are relevant with respect to such ownership interests) are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.
SECTION 3.16.Security Interest in Collateral. Subject to the obligations set forth in Section 5.14, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, to the extent required by the extent required by the Loan Documents, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
SECTION 3.17.Employment Matters. As of the Restatement Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
SECTION 3.18.Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock. Neither the making of any Loan hereunder nor the use of proceeds thereof will violate the provisions of Regulation U or X of the Federal Reserve Board.
SECTION 3.19.Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.
SECTION 3.20.No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.
SECTION 3.21.Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 3.21 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 3.22.Affiliate Transactions. Except as set forth on Schedule 3.22, as permitted by Section 6.09 or otherwise in connection with the Transactions, as of the date of this Agreement, (a) there are no existing agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and (b) none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
SECTION 3.23.Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.24.EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.25.Plan Assets; Prohibited Transactions; Charitable Organizations. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. No Canadian Loan Party is a charity registered with the Canada Revenue Agency and it does not solicit charitable financial donations from the public and none of the Loans under this Agreement and none of the other services and products, if any, to be provided by the Lender under or in connection with this Agreement will be used by, on behalf of, or for the benefit of any Person other than the Borrowers or any other Loan Party.
ARTICLE IV

CONDITIONS
SECTION 4.01.Restatement Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the

Lenders and the other Secured Parties, all in form and substance satisfactory to the Administrative Agent and its counsel.
(b)Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2023 fiscal year, (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and at least 30 days prior to the Restatement Date and otherwise as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrowers and their Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph, (iii) satisfactory projections for the 2025 through 2029 fiscal years and (iv) the Restatement Date Acquisition Quality of Earnings.
(c)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Date and executed by its Secretary or Assistant Secretary (or, in the case of the UK Subsidiary, a director or company secretary), which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each Borrower, its Financial Officers, (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (D) in the case of the UK Subsidiary, confirm that no borrowing, guaranteeing or security limit will be breached by its entry into the Loan Documents to which it is a party and (ii) a good standing certificate for each Loan Party (other than the UK Subsidiary) from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(d)No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, dated as of the Restatement Date (i) stating, as of the date thereof, that no Default has occurred and is continuing, (ii) stating, as of the date thereof, that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.
(e)Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees and expenses of legal counsel), on or before the Restatement Date. All such amounts will be paid with proceeds of Loans made on the Restatement Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Restatement Date.
(f)Lien Searches. The Administrative Agent shall have received the results of a recent lien and insolvency search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no insolvency proceeding and no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Restatement Date pursuant to a pay-off letter, deeds of release and solicitors undertakings (in the case of the outstanding Liens granted by the UK Subsidiary in favor of National Westminster Bank PLC) or other documentation satisfactory to the Administrative Agent.

(g)Interest Payments Under Existing Credit Agreement. The Borrowers shall have paid all outstanding interest payments, expense reimbursement and any other payments due as of the Restatement Date under the Existing Credit Agreement.
(h)Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(i)[reserved].
(j)Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Restatement Date.
(k)[reserved].
(l)[reserved].
(m)[reserved].
(n)Filings, Registrations and Recordings. Each document (including any UCC and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), (i) if required to already be filed as of the Restatement Date, shall be filed as of the Restatement Date and (ii) otherwise, shall be in proper form for filing, registration or recordation.
(o)[reserved].
(p)Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Loan Documents.
(q)Letter of Credit Application. If a Letter of Credit is requested to be issued on the Restatement Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.
(r)Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party (of if the Loan party is an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes, such regarded owner).
(s)Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be acceptable to the Administrative Agent in its sole discretion.
(t)[Reserved].
(u)Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
(v)[Reserved].

(w)USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Restatement Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Restatement Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Restatement Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Restatement Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(x)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
SECTION 4.02.Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall, after giving effect to such qualification, be required to be true and correct in all respects).
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)After giving effect to any Borrowing or the issuance, amendment or extension of any Letter of Credit, Availability shall not be less than zero.
(d)No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend or extend, or cause to be issued, amended or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending or extending, or causing the issuance, amendment or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 5.01.Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent for distribution to each Lender:
(a)within one hundred twenty (120) days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Required Lenders (without a “going concern” or like qualification, commentary or exception, other than qualifications solely with respect to the Maturity Date occurring within one (1) year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants and together such financial statements for such fiscal year for the Borrowers only, in form acceptable to the Administrative Agent and reconciled with such audited financial statements, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied;
(b)solely during the Restricted Period, within thirty (30) days after the end of each fiscal month of Holdings, commencing with the fiscal month ending as of October 31, 2026, its consolidated income statement and balance sheet as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and providing a calculation of EBITDA for the month then ended, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)within forty-five (45) days after the end of each fiscal quarter of Holdings ending after the Restatement Date, commencing with the fiscal quarter ending as of September 30, 2024, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and including an accompanying management discussion and analysis;
(d)concurrently with any delivery of financial statements under clause (a) or (c) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (c), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12(a) and (c), (iv) a detailed listing of all advances of proceeds of Loans requested by the Borrower Representative for each Borrower during the immediately preceding fiscal quarter and a detailed listing of all intercompany loans made by the Borrowers during such fiscal quarter; and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e)during the Restricted Period, no later than 12:00 noon (New York City time) on the fifth (5th) Business Day after the end of each calendar month, commencing with the calendar month ending November 30, 2026, the Borrowers shall deliver to the Administrative Agent (for distribution to the Lenders) a Cash Flow Forecast;
(f)as soon as available but in any event no later than thirty (30) days after the end of, each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Holdings for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(g)no later than 12:00 noon (New York City time) on the seventh (7th) Business Day after the end of each calendar month, commencing with the calendar month ending November 30, 2026, the Borrowers shall deliver to the Administrative Agent (for distribution to the Lenders) a Liquidity Certificate as of the last day of the immediately preceding calendar month; provided that, the Liquidity Certificate delivered for the calendar month ending November 30, 2026 will be for information purposes only;
(h)[reserved];
(i)[reserved];
(j)[reserved];
(k)[reserved];
(l)[reserved];
(m)[reserved];
(n)(i) promptly after any request therefor by the Administrative Agent or any Lender, copies of the most recently filed actuarial valuation report with respect to each Canadian Defined Benefit Pension Plan as filed with any applicable Governmental Authority; (ii) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Defined Benefit Pension Plan, which could, in each case, reasonably be expected to (x) have a Material Adverse Effect or (y) result in a wind-up deficiency with respect to such Canadian Defined Benefit Pension Plan and (iii) promptly after any request therefor by the Administrative Agent or any Lender, such other information with respect to any Canadian Pension Plan as reasonably requested by the Administrative Agent or any Lender;
(o)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;
(p)promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
(q)promptly following any request therefor, (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;
(r)promptly after receipt thereof by any Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of any Borrower or any Subsidiary thereof; and
(s)promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of such Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Documents required to be delivered pursuant to Section 5.01(a), (c) or (o) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or to the Administrative Agent for distribution to such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (B) the Borrower Representative shall notify the Administrative Agent (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.
The Company represents and warrants that each of it, and its Controlling and Controlled entities, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Loan Parties hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (c) above (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders and (B) agree that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of any such securities. The Company will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Company request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrowers’ compliance with the covenants contained herein.
SECTION 5.02.Notices of Material Events. Each of the Borrowers and Holdings, as applicable, will furnish to the Administrative Agent for distribution to each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:
(a)the occurrence of any Default;
(b)receipt of any notice of any investigation by a Governmental Authority or any litigation or Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, any Canadian Pension Plan, its fiduciaries or its assets (other than routine claims for benefits), (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $1,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;
(c)any Lien (other than Liens permitted by Section 6.02) or claim made or asserted against any of the Collateral;
(d)any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;
(e)within two (2) Business Days of receipt thereof, any and all material default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(f)all material amendments to any agreement or documents referenced in 6.11, together with a copy of each such amendment;
(g)within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment;
(h)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;
(i)any material change in accounting or financial reporting practices by any Borrower or any Subsidiary;
(j)any change in the credit ratings, if any, from a credit rating agency, or the placement by a credit rating agency of any Loan Party on a “Credit Watch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a credit rating agency of, or its intent to cease, rating such Loan Party’s debt;
(k)any other development that results, or could reasonably be expected to result in, a Material Adverse Effect;

(l)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(m)as soon as possible and in any event within three Business Days of when a Financial Officer obtains actual knowledge (i) of an investigation or proposed investigation by the UK Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice in relation to any UK pension plan, (ii) that any material amount is due to any UK pension plan pursuant to Sections 75 or 75A of the Pensions Act 1995 (UK), (iii) that a material amount is payable under Sections 75 or 75A of Pensions Act 1995 (UK )(in each case with respect to (i), (ii) or (iii), describing such matter or event and the action proposed to be taken with respect thereto); and (iv) of any material change to the rate or basis to the employer contributions to a UK pension plan.
Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Amended and Restated Credit Agreement dated October 18, 2024” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise and fields of enterprise as they are presently engaged, or similar, complementary or related businesses thereto. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits used in the conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.04.Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all federal income Taxes and other material Taxes before the same shall become delinquent or in default or thereafter payable without penalty, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of the UK Subsidiary and any other Subsidiary incorporated in the United Kingdom, generally accepted accounting principles in the United Kingdom); provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
SECTION 5.05.Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and condemnation excepted, except (i) as otherwise permitted by Section 6.03 or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent and each Lender to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Administrative Agent and each Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall be responsible for the costs of expenses of one field examination during any 12-month period; provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations conducted while an Event of Default has occurred and is continuing and all field examinations conducted while an Event of Default has occurred and is continuing shall not count as a field examination during any 12-month period as described above.
SECTION 5.07.Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party, in each case with respect to clauses (a) and (b), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08.Use of Proceeds.
(a)The proceeds of the Loans and the Letters of Credit will be used only for repaying the Existing Term Loans, financing all or a portion of the Restatement Date Acquisition and working capital needs, general corporate purposes of the Borrowers and the other Loan Parties that are subsidiaries of the Borrowers, financing the Mandy Acquisition and Permitted Acquisitions and expenses incurred in connection therewith, refinancing certain existing Indebtedness, and financing fees, costs and expenses related to the Transactions and the Mandy Acquisition. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (ii) to make any Acquisition other than a Permitted Acquisition. Letters of Credit will be issued only to support the Loan Parties and their Subsidiaries. No part of the proceeds of any Revolving Loan or Swingline Loan made after the Amendment No. 3 Effective Date shall be used solely for the purpose of holding cash on the balance sheet of any Loan Party or any Subsidiary.
(b)No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (ii) and (iii) of this Section 5.08(b) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 5.09.Accuracy of Information. The Loan Parties will ensure that any written information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10.Insurance. Each Loan Party will, and will cause each Subsidiary to, (a) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents and (b) comply with the applicable Flood Insurance Requirements. The Borrowers will promptly furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.11.Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.12.[Reserved].
SECTION 5.13.Depository Banks. From and after the Restatement Date, no Collateral or proceeds of Collateral may be on deposit with any financial institution, except Administrative Agent or into an account subject to a control agreement in favor of the Administrative Agent and satisfactory to the Administrative Agent, or evidenced by a certificate of deposit, cashier’s check, or other instrument issued by any person other than Administrative Agent; provided that the foregoing shall not prohibit deposits into any account that qualifies as an Excluded Account (both before and after giving effect to such deposit).
SECTION 5.14.Additional Collateral; Further Assurances.
(a)Subject to applicable Requirement of Law, each Loan Party will cause each Domestic Subsidiary (other than FSHCOs) and Canadian Subsidiary formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement and a joinder to the Security Agreement (in the form contemplated thereby) within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) of the formation or acquisition thereof pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, which shall be accompanied by appropriate organizational resolutions, other organizational documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. or Canada owned by any Loan Party.
(b)Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than FSHCOs) and Canadian Subsidiaries, (ii) 65% (or such greater percentage that, due to a change in applicable law after the Restatement Date, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences), of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Subsidiary that is not a Domestic Subsidiary or Canadian Subsidiary (other than as specified in the following clause (iii)) directly owned by such Borrower or any Domestic Subsidiary (other than a FSHCO), and (iii) 100% of the issued and outstanding Equity Interests in the UK Subsidiary, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the UK Share Charge or other security documents as the Administrative Agent shall reasonably request. For the avoidance of doubt, the parties hereto hereby agree that the Equity Interests in each of Sate-Lite Technologies Private Limited, an India private limited company, Sate-Lite (Foshan) Plastics Co. Ltd., a Chinese entity, and Deflecto Asia Ltd., a Hong Kong entity, shall not be required to be subject to the any Lien in favor of the Administrative Agent under any non-US law.
(c)Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of UCC and PPSA financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties (including, for the avoidance of doubt, any Mortgages over real property owned by any Loan Party (other than the St. Catharines Property and the UK Real Property, in each case to the extent such property is mortgaged to a third-party as permitted under this Agreement) as of the Restatement Date).
(d)If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Restatement Date (other than assets constituting Collateral under the Security Agreement, the Canadian Security Agreement or UK Collateral Documents that become subject to the Lien under the Security Agreement, the Canadian Security Agreement or UK Collateral Documents upon acquisition thereof), the Borrower Representative will (i) promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
SECTION 5.15.UK People with Significant Control Regime. Each Loan Party shall within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) in respect of the UK Subsidiary or other Person whose shares are the subject of a Lien pursuant to a UK Collateral Document in favor of the Administrative Agent and promptly provide Administrative Agent with a copy of that notice.
SECTION 5.16.UK Pension Plans.
(a)The UK Subsidiary shall ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) and that no action is taken or omitted to be taken or in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the UK Subsidiary ceasing to employ any member of such a pension scheme).
(b)The UK Subsidiary shall not at any time be an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.
(c)The UK Subsidiary shall not request or take the benefit of any pension contribution holiday in respect of any occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993).
(d)The UK Subsidiary shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Subsidiary) copies of actuarial reports in relation to all pension schemes mentioned in paragraph (a) above and shall promptly notify the Administrative Agent upon receiving a Financial Support Direction or a Contribution Notice.

SECTION 5.17. Post-Closing Requirements. Not later than the dates set forth in Schedule 5.17 (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Schedule 5.17.
SECTION 5.18.Lender Calls. During the Restricted Period, the Borrower Representative shall hold a conference call with the Administrative Agent and the Lenders at least once during each calendar month, commencing in the calendar month ending November 30, 2026, to discuss the financial condition, cash flows and operations of the Loan Parties, and the Borrower Representative shall cause its chief financial officer (or other Financial Officer acceptable to the Administrative Agent) to attend and participate in each such call; provided that the Borrower shall be deemed to satisfy its obligations under this Section 5.19 with respect to any calendar month if it has taken commercially reasonable efforts to select a time for such call at a time that is acceptable to the Administrative Agent and the Lenders (regardless of whether all such parties attend or participate in such call).
ARTICLE VI

NEGATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 6.01.Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)the Secured Obligations;
(b)Indebtedness existing on the Restatement Date and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c)Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d)Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(e)Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $3,000,000 at any time outstanding;
(f)Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b) and (e) and (i) and (k) and (o) (excluding (o)(iv)) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) the maturity date of such Refinance Indebtedness does not occur prior to the maturity date for such Original Indebtedness, and such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(g)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h)Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i)(x) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business; and (y) Indebtedness of any Borrower or any Subsidiary as an account party in respect of trade letters of credit in the ordinary course of business;
(j)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(k)seller notes, earnouts or similar obligations (including other similar contingent acquisition consideration) incurred in connection with a Permitted Acquisition; provided that (i) the payment of any of the foregoing shall be subordinated to the payment of the Secured Obligations pursuant to a written subordination agreement reasonably acceptable to the Administrative Agent and (ii) the foregoing is permitted by the terms of the definition of Permitted Acquisitions;
(l)other unsecured Indebtedness in an aggregate principal amount not exceeding (i) during the Restricted Period, $0, and (ii) at all other times, $2,000,000, at any time outstanding;
(m)to the extent constituting Indebtedness, transactions expressly permitted under Section 6.04, 6.05, 6.08 and 6.09;
(n)Indebtedness under or in respect of Swap Agreements permitted under Section 6.04;
(o)Indebtedness owed from time to time by the UK Subsidiary (i) in an aggregate principal amount not to exceed £60,000 to National Westminster Bank plc under a business credit card facility, (ii) in an aggregate principal amount not to exceed £150,000 to National Westminster Bank plc under a customs bond facility, (iii) in an aggregate principal amount not to exceed £200,000 to National Westminster Bank plc under a foreign exchange line, and (iv) to The Royal Bank of Scotland Commercial Services Limited under an invoice finance facility made available to the UK Subsidiary;
(p)Indebtedness secured by a mortgage or other instrument secured solely by a Lien on the St. Catharines Property (the “Deflecto Canada Mortgage”) and owing solely by Deflecto Canada, Ltd., provided that, (i) such Indebtedness, together with any Indebtedness permitted under clause (q) below, shall not exceed $6,000,000 in aggregate, (ii) such Indebtedness shall not be guaranteed by, or have recourse to, any Loan Party other than Deflecto Canada, Ltd., (iii) any refinancing of such Indebtedness must be approved in writing by the Administrative Agent and may not increase the original principal amount thereof, (iv) such Indebtedness is secured only by a Lien on the St. Catharines Property and proceeds thereof and (v) the terms of the Deflecto Canada Mortgage shall have a maturity date not earlier than 6 months following the Maturity Date;
(q)Indebtedness secured by a mortgage or other instrument secured solely by a Lien on the UK Real Property (the “UK Mortgage”) and owing solely by the UK Subsidiary, provided that, (i) such Indebtedness, together with any Indebtedness permitted under clause (p) above, shall not exceed $6,000,000 in aggregate, (ii) such Indebtedness shall not be guaranteed by, or have recourse to, any Loan Party other than the UK Subsidiary, (iii) any refinancing of such Indebtedness must be approved in writing by the Administrative Agent and may not increase the original principal amount thereof, (iv) such Indebtedness is secured only by a Lien on the UK Real Property and proceeds thereof and (v) the terms of the UK Mortgage shall have a maturity date not earlier than 6 months following the Maturity Date;
(r)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar customary obligation of any Loan Party incurred in connection with the consummation of one or more Dispositions and/or Permitted Acquisitions; and
(s)other Indebtedness of Holdings or its subsidiaries in an aggregate principal amount outstanding not exceeding $1,000,000.
SECTION 6.02.Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:
(a)Liens created pursuant to any Loan Document;
(b)Permitted Encumbrances;
(c)any Lien on any property or asset of any Borrower or any Subsidiary existing on the Restatement Date and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the Restatement Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary (other than products or proceeds of the foregoing);
(e)any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the Restatement Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than products and proceeds thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;
(g)Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(h)Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;

(i)Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;
(j)statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;
(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)Liens on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any Acquisition or other investment permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;
(m)Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03 and/or Section 6.05, together with customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(n)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties or any of their Subsidiaries (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;
(o)dispositions and other sales of assets permitted under Section 6.04;
(p)to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Permitted Investments”;
(q)Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;
(r)Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(s)[reserved];
(t)Liens solely on the St. Catharines Property and proceeds thereof in respect of the Indebtedness permitted by Section 6.01(p);
(u)Liens solely on the UK Real Property and proceeds thereof in respect of the Indebtedness permitted by Section 6.01(q); and
(v)other Liens that secure obligations or Indebtedness in an amount outstanding not to exceed $1,000,000.
SECTION 6.03.Fundamental Changes.
(a)No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided that the foregoing shall not prohibit the dissolution of Sate-Lite Technologies Private Limited, an India private limited company.
(b)No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.
(c)No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the Restatement Date and businesses similar, complementary or related thereto.
(d)Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrowers and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrowers and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than (x) liabilities permitted under Section 6.01, (y) liabilities under the Loan Documents and (z) liabilities reasonably incurred in connection with its maintenance of its existence).
(e)No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Restatement Date.
(f)No Loan Party will change the accounting basis upon which its financial statements are prepared.
(g)No Loan Party will change the entity tax classification elections it has made under the Code unless the Borrower and the Administrative Agent determine in good faith that any such change is not materially disadvantageous to the Lenders.
SECTION 6.04.Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Restatement Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (other than Equity Interests exercisable or convertible into, or exchangeable for, Equity Interests of the Borrower and its Subsidiaries), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(a)Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (other than for Excluded Accounts);
(b)investments in existence on the Restatement Date and described in Schedule 6.04;

(c)(i) investments by Holdings in the Borrowers and by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (x) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement or the Canadian Security Agreement or charged pursuant to the UK Collateral Documents in respect of any Subsidiary incorporated under the laws of England and Wales or under a similar pledge agreement or charge under applicable foreign law (in each case, subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.14) and (y) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed either (A) $500,000 during the Restricted Period or (B) $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (ii) investments or capital contributions in the form of cash from one Loan Party to another Loan Party; provided further that during the Restricted Period, no cash may be transferred from a Loan Party or bank account in the U.S. to a Loan Party or bank account outside of the U.S., other than up to $500,000 in aggregate during the Restricted Period which may be transferred to a Canadian Loan Party and/or Canadian bank account;
(d)loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement or the Canadian Security Agreement and (ii) the aggregate amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed either (A) $500,000 during the Restricted Period or (B) $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(e)Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed either (A) $500,000 during the Restricted Period or (B) $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(f)loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $150,000 to any employee and up to a maximum of $300,000 in the aggregate at any one time outstanding;
(g)notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(h)investments in the form of Swap Agreements permitted by Section 6.07;
(i)investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or any Subsidiary thereof or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with any Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(j)investments received in connection with dispositions permitted by Section 6.05;
(k)investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(l)so long as no Restricted Period is then in effect, Permitted Acquisitions;
(m)[reserved]; and

(n)other investments in an aggregate outstanding amount not to exceed $1,500,000; provided that, no Loan Party shall make any investments in reliance on this clause (n) during the Restricted Period.
SECTION 6.05.Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it (other than the sale of any Equity Interests in Holdings), nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a)Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
(b)Dispositions of cash and Permitted Investments in the ordinary course of business, and use of cash or Permitted Investments for purposes not prohibited hereunder and conversions of Permitted Investments into cash or other Permitted Investments;
(c)Dispositions of assets to any Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party or Holdings shall be made in compliance with Section 6.09; provided further that any Disposition from a foreign Loan Party shall be to a Loan Party organized in the same country as such foreign Loan Party or to a domestic or Canadian Loan Party (other than Holdings);
(d)Dispositions of Accounts in connection with the compromise, settlement or collection thereof (excluding any factoring or similar arrangement);
(e)Dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
(f)Sale and Leaseback Transactions permitted by Section 6.06;
(g)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(h)leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Holdings and its Subsidiaries;
(i)(i) Dispositions of intellectual property rights that are not material in the aggregate and that are no longer used or useful in the business of Holdings and its Subsidiaries and (ii) non-exclusive licenses of any intellectual property;
(j)Restricted Payments permitted by Section 6.08 and investments permitted by Section 6.04; and
(k)Dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (k) shall not exceed $1,000,000 during any fiscal year of the Company;
provided that all Dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (c), (d), (g), (h) and (i) above) shall be made for fair value and for at least 75% cash consideration.
Notwithstanding the foregoing, no Loan Party or any Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of intellectual property that is material to the business of the Borrowers and their Subsidiaries to any Subsidiary or Affiliate of a Borrower that is not a Loan Party; provided that the Borrowers and their Subsidiaries may grant non-exclusive licenses of any intellectual property to any Subsidiary that is not a Loan Party in the ordinary course of business so long as such Borrower or such Subsidiary retains the beneficial ownership and the same rights to use such intellectual property as held prior to such license.
SECTION 6.06.Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
SECTION 6.07.Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
SECTION 6.08.Restricted Payments; Certain Payments of Indebtedness.
(a)No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)each of Holdings and the other Loan Parties may declare and pay dividends with respect to its Qualified Stock payable solely in additional shares of its Qualified Stock, and, with respect to its Disqualified Stock, payable solely in additional shares of such Disqualified Stock (to the extent permitted under Section 6.01) or in shares of its Qualified Stock;
(ii)Subsidiaries may declare and pay dividends ratably with respect to their Qualified Stock;
(iii)the Loan Parties may pay dividends to Holdings, and Holdings may pay dividends or make distributions to Holding’s shareholders/members in an aggregate amount not greater than the amount necessary for such shareholders/members to pay their United States federal, state, local and franchise income tax liabilities (including the liabilities of any consolidated, combined, unitary or similar group of which such shareholder/member is a member) in respect of income earned by the Loan Parties after deducting any unused prior losses available for offset under applicable tax law;
(iv)the Borrowers may pay management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses to the Parent pursuant to the Management Agreement if and to the extent (w) the aggregate amount of all the foregoing shall not exceed $1,600,000 in any fiscal year of the Borrowers, (x) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such payment, (y) immediately after giving effect to such payment, the Borrowers shall be in pro forma compliance with each of the Financial Covenants set forth in Section 6.12, calculated on a pro forma basis after giving effect to such payment as if it had been made in the most recently ended testing period; and (z) such payment is made after December 31, 2024; provided that, no Loan Party shall make any payments in reliance on this clause (iv) during the Restricted Period (it being understood that any such fees, indemnities and expenses that would otherwise have been payable during the Restricted Period may accrue (but shall not be paid) during the Restricted Period and may be paid following the end of the Restricted Period solely to the extent such payment is then permitted under this clause (iv)

(provided that, for purposes of the cap in subclause (w), such amounts shall be deemed to have been paid when payable) and subject to the Management Fee Subordination Agreement); and
(v)the Loan Parties may make other Restricted Payments subject to the satisfaction of the Payment Conditions.
(b)No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except:
(i)[reserved];
(ii)payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness permitted under Section 6.01, other than payments in respect thereof that are expressly prohibited by the subordination provisions thereof;
(iii)[reserved]; and
(iv)refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01.
SECTION 6.09.Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d) or 6.04(e), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, (i) the payment of management, consulting, monitoring and advisory fees (including termination fees and transaction fees) and related indemnities and expenses to the Parent pursuant to the Management Agreement if and to the extent permitted under Section 6.08, (j) issuances of Equity Interests by Holdings or any Subsidiary, and (k) any Guaranties permitted under Section 6.01(d).
SECTION 6.10.Restrictive Agreements; Negative Pledge.
(a)No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Restatement Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
(b)No Loan Party shall, nor shall it permit any Subsidiary to, mortgage, pledge, lease, grant a security interest in or otherwise encumber (other than Permitted Encumbrances and Liens permitted pursuant to Section 6.02(e)) any real property owned by any Loan Party or Subsidiary (other than Liens on the St. Catharines Property and the UK Real Property which are permitted under clauses (t) and (u) of Section 6.02) to or in favor of any Person without the prior written consent of the Required Lenders.
SECTION 6.11.Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders or (c) without the prior written consent of the Administrative Agent, the Management Agreement if such amendment would increase amounts payable thereunder or otherwise increase the liabilities thereunder of any Loan Party or any of their Subsidiaries or otherwise amend the Management Agreement in a manner materially adverse to the Administrative Agent or any of the other Secured Parties.
SECTION 6.12.Financial Covenants.
(a)Total Net Leverage Ratio. The Borrowers will not permit the Total Net Leverage Ratio, on the last day of each fiscal quarter ending (i) on or after March 31, 2027 and prior to March 31, 2028, to be greater than 3.75 to 1.00, (ii) on or after March 31, 2028 and prior to June 30, 2028, to be greater than 3.25 to 1.00, and (iii) on or after June 30, 2028, to be greater than 2.75 to 1.00.
(b)[Reserved].
(c)Minimum EBITDA. The Borrowers will not permit EBITDA for the fiscal quarter ending December 31, 2026 to be less than $(500,000).
(d)Minimum Liquidity. The Borrowers will not permit Liquidity as of the last day of each calendar month, commencing with the calendar month ending December 31, 2026, to be less than $10,000,000.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01.Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.14, 5.18 or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
(f)any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (taking into account any grace period applicable thereto);
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, restructuring, moratorium, winding-up, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator liquidator, administrator, monitor or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; provided that, in the case of the UK Subsidiary, such period shall be fourteen (14) days rather than sixty (60) days;
(i)any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking administration, moratorium, liquidation, winding-up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrator, monitor or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due and, in the case of the UK Subsidiary, (i) is declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness or (ii) the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);
(k)(i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage in writing in respect thereof) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or (ii) the wind up or termination (in whole or in part) of any Canadian Defined Benefit Pension Plan or the appointment by the appropriate Governmental Authority of a trustee for any Canadian Defined Benefit Pension Plan, and any such event under this clause (ii) would reasonably be expected to result in a Material Adverse Effect;
(m)the UK Pensions Regulator issues a Financial Support Direction or a Contribution Notice to the UK Subsidiary unless the aggregate liability of the UK Subsidiary under all Financial Support Directions and Contribution Notices is less than $2,000,000;
(n)a Change in Control shall occur;
(o)[reserved];
(p)the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;
(q)except as permitted by the terms of any Loan Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral purported to be covered thereby, or (ii) any Lien on any material portion of the Collateral securing any Secured Obligation shall cease to be a perfected, first priority Lien (subject to Liens permitted by Section 6.02);
(r)any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
(s)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof and (iv) exercise all other rights and remedies of the Secured Parties under the Loan Documents and applicable law; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Documents, shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and PPSA.
SECTION 7.02.Right to Cure.
(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Company fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of any of the Financial Covenants under Section 6.12(a) or (c), until the expiration of the tenth Business Day subsequent to the date the certificate calculating the Financial Covenants are required to be delivered pursuant to Section 5.01 (the “Cure Expiration Date”), the Company shall (or Holdings for the benefit of the Company, so long as the proceeds of such Specified Cure Contribution (as defined below) are contributed to the Company) have the right to issue Qualified Stock for cash or to receive an equity contribution in cash in respect of its equity constituting Qualified Stock (the “Cure Right”), and upon the receipt by the Company of such cash (the “Specified Cure Contribution”) the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:
(i)EBITDA shall be increased, solely for the purpose of determining compliance with the Financial Covenants and not for any other purpose under this Agreement, by an amount equal to the Specified Cure Contribution (for the avoidance of doubt, all Specified Cure Contributions shall be disregarded for purposes of determining pricing, financial covenant or financial ratio based conditions (including the determination of compliance with the Financial Covenants set forth in Section 6.12 on a pro forma basis in connection with the utilization of any basket or exception or the taking of any action), baskets with respect to covenants contained in the Loan Documents and all other purposes); and
(ii)if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the Financial Covenants, the Company shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for purposes of this Agreement.
(b)Notwithstanding anything herein to the contrary, (i) the Cure Right may not be exercised more than two times in any period of four consecutive fiscal quarters and may not be exercised in any two consecutive fiscal quarters, (ii) the Cure Right shall be exercised no more than five times over the term of this Agreement following the Restatement Date, (iii) the Specified Cure Contribution shall be no greater than the amount required for purposes of complying with the Financial Covenants (provided, however, that if more than one such Financial Covenant default exists, the Specified Cure Contribution for purposes hereof shall be no less than the largest amount necessary to cure such applicable Financial Covenant defaults), (iv) any Specified Cure Contribution may, at the option of the Borrowers, be used as a prepayment of the Obligations and applied as directed by the Borrower

Representative under Section 2.11, (v) if applicable, there shall be no pro forma reduction in Indebtedness (including by way of “netting”) with the proceeds of any Specified Cure Contribution for determining compliance with Section 6.12 for the fiscal quarter in respect of which the Cure Right is being exercised, (vi) the proceeds of any Specified Cure Contribution may not be used to finance any investment, loan, advance, Restricted Payment or repayment or prepayment of Indebtedness (other than the Obligations) in the fiscal quarter in which such proceeds are received and (vii) after the occurrence of an Event of Default resulting from a failure to comply with the requirements of any of the Financial Covenants, if Holdings or the Company have given the Administrative Agent notice that Holdings or the Company intend to cure any such failure with the proceeds of a Specified Cure Contribution, (A) until the Specified Cure Contribution is made for such fiscal quarter, no Loans shall be required to be made under this Agreement and no Letters of Credit shall be required to be issued, amended or extended and (B) neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Section 7.01 (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with any Financial Covenant until such failure is not cured on or prior to the Cure Expiration Date.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01.Authorization and Action.
(a)Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent, collateral agent and security trustee under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative

Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Canada, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.
(e)No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02.Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Borrower, any other Loan Party, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.Posting of Communications.
(a)The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.
SECTION 8.05.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates acting through an office in the European Union as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default under Section 7.01(a), (h) or (j) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Disqualified Institution be appointed successor Administrative Agent under this Agreement or any other Loan Document.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 8.06.Acknowledgements of Lenders and Issuing Bank.
(a)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Restatement Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Date or the Restatement Date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
(c)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(d) shall be conclusive, absent manifest error.
(i)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iii)Each party’s obligations under this Section 8.06(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.07.Collateral Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b) (as in effect on the Restatement Date). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.08.Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10.Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
SECTION 8.11.Appointment of Administrative Agent as UK Security Trustee. For the purposes of any Lien or guarantees created under, or Collateral secured under, any UK Collateral Document, the following additional provisions shall apply, in addition to the provisions set out in this Article VIII or otherwise hereunder. For the avoidance of doubt, any reference to the “Administrative Agent” in this Section 8.11 shall refer to the Administrative Agent in its capacity as security trustee, which shall hold the Collateral and guarantee on trust for each of the Secured Parties:
(a)In this Section 8.11, the following terms shall have the following definitions:
(i)“Appointee” means any receiver, administrator or liquidator appointed in respect of any Loan Party or its assets;
(ii)[Reserved]; and
(iii)“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).
(b)Each Lender (and, if applicable, each other Secured Party) hereby appoints the Administrative Agent to hold the security interests and guarantee constituted by the UK Collateral Documents on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts such appointment and declares that it holds the Collateral charged and guarantee granted under the UK Collateral Documents on trust for the Secured Parties on the terms of the Loan Documents.
(c)Each Lender (and, if applicable, each other Secured Party) authorizes the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent as security trustee under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.
(d)The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(e)The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Collateral Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate, unless such loss was directly caused by the Administrative Agent’s or Delegate’s gross negligence or willful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction.
(g)The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with or to replace the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent may determine and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the UK Collateral Documents as may be conferred by the instrument of appointment of such person.
(h)The Administrative Agent shall notify the Borrower of the appointment of each Appointee (other than a Delegate).
(i)The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in direct connection with its appointment. All such reasonable remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.
(j)Each Lender (and, if applicable, each other Secured Party) confirms its approval of the UK Collateral Documents and authorizes and instructs the Administrative Agent: (i) to execute and deliver the UK Collateral Documents; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the UK Collateral Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of each Secured Party under the UK Collateral Documents.
(k)The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Collateral charged under the UK Collateral Documents.
(l)Each Lender (and, if applicable, each other Secured Party) confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Collateral Document and accordingly authorizes the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties.
(m)Except to the extent that a UK Collateral Document or the provisions of this Agreement otherwise require, any moneys which the Administrative Agent receives under or pursuant to a UK Collateral Document as part of any enforcement procedure may be: (i) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (ii) placed on deposit at any bank or institution (including the Administrative Agent and any branch or affiliate of the Administrative Agent) on terms that the Administrative Agent may determine, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of each Secured Party and shall pay them to each Secured Party on demand in accordance with the terms of this Agreement.
(n)The Administrative Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Collateral Document; (ii) any loss resulting from the investment or deposit at any bank of enforcement moneys which it invests or deposits in a manner permitted by a UK Collateral Document and/or this Agreement; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document, other than, gross negligence, bad faith or willful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction; or (iv) any shortfall which arises on enforcing a UK Collateral Document.
(o)The Administrative Agent shall not be obligated to: (a) obtain any authorization or environmental permit in respect of any of the Collateral or a UK Collateral Document; (b) hold in its own possession a UK Collateral Document, title deed or other document relating to the Collateral or a UK Collateral Document; (c) perfect, protect, register, make any filing or give any notice in respect of a UK Collateral Document (or the order of ranking of a UK Collateral Document), unless that failure arises directly from its own gross negligence, bad faith or willful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction; or (d) require any further assurances in relation to a UK Collateral Document.
(p)In respect of any UK Collateral Document, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Collateral; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Collateral.
(q)In respect of any UK Collateral Document, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of an insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.
(r)Every appointment of a successor Administrative Agent under a UK Collateral Document shall be by deed.
(s)Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of Administrative Agent in relation to the trusts constituted by this Agreement.
(t)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).
(u)The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Collateral Document shall be eighty (80) years from the date of this Agreement.
(v)The Administrative Agent, in its capacity as security trustee, shall be entitled to the benefit of the indemnities and exculpatory provisions set forth in this Agreement that otherwise apply to the Administrative Agent.
SECTION 8.12.Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Bank agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system), each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(d)Each of the Lenders, the Issuing Bank and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01.Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems or the Approved Borrower Portal (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)if to Holdings, Borrower Representative or any Borrower, to it:
c/o Deflecto, LLC at
7035 E. 86th Street
Indianapolis, IN 46250
Attn: Jason Soncini
Telephone: (332) 236-8507
Email: compliance@acaciares.com

(ii)if to the Administrative Agent from any Loan Party, to JPMorgan Chase Bank, N.A. at the address separately provided to the Borrowers;
(iii)if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
Middle Market Servicing
10 South Dearborn, Floor L2
Suite IL1-1145
Chicago, IL, 60603-2300
Attention: Commercial Banking Group

With a copy to:

JPMorgan Chase Bank, N.A.
1 E Ohio St, Floor 04
Indianapolis, IN 46204
Attention: Jared Davis
(iv)if to an Issuing Bank or Swingline Lender, to it at its address separately provided to the Borrowers; and
(v)if to any other Lender, to it at its address, fax number or email set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through any Electronic Systems, Approved Borrower Portals or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)Notices and other communications to any Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms or Approved Borrower Portals, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms or Approved Borrower Portals, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(b), (c) and (e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment (other than, in each case, any prepayment required to be made pursuant to Section 2.11(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) [reserved], (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (G) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (H) (x) release any Borrower or (y) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), in each case, without the written consent of each Lender (other than any Defaulting Lender), (I) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) or (J) (x) subordinate, or have the effect of subordinating (whether by contract, structurally or otherwise) the right of payment of all or any portion of the Secured Obligations to any other Indebtedness or other obligations or liabilities or (y) subordinate, or have the effect of subordinating (whether by contract, structurally or otherwise), the Liens securing (or purporting to secure) all or any portion of the Secured Obligations to Liens securing (or purporting to secure) any other Indebtedness or other obligation or liabilities, in each case, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing

Banks. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7.01. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)If, in connection with any proposed amendment, restatement, supplement, modification, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower Representative, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) such replacement Lender agrees to the applicable proposed amendment, restatement, supplement, modification, waiver or consent and (iii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(e)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03.Expenses; Limitation of Liability; Indemnity; Etc.
(a)Expenses. The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Borrower Portal) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) (but limited, in the case of fees, charges and disbursement of counsel, to the actual reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel to the Administrative Agent and, if reasonably necessary, one local counsel to the Administrative Agent in any relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (but limited, in the case of fees, charges and disbursement of counsel, to the actual reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel to the Administrative Agent, any and all Issuing Banks and all Lenders taken as whole (and solely in the case of a reasonably perceived or actual conflict of interest where the Person affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Persons taken as a whole) and if reasonably necessary, one local counsel to the Administrative Agent, any and all Issuing Banks and all Lenders taken as a whole in any relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and solely in the case of a reasonably perceived or actual conflict of interest where the Person affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Persons taken as a whole)). Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with:
(A)appraisals and insurance reviews;
(B)field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(C)background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
(D)Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing UCC and PPSA financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(E)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(F)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b)Limitation of Liability. To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of fees, charges and disbursement of counsel, to the actual reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel to all Indemnitees taken as whole (and solely in the case of a reasonably perceived or actual conflict of interest where the Person affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Persons taken as a whole) and if reasonably necessary, one local counsel to all Indemnitees taken as a whole in any relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and solely in the case of a reasonably perceived or actual conflict of interest where the Person affected by such conflict notifies the Borrower Representative of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Persons taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (vi) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vii) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) arise out of any dispute solely among the Indemnitees (other than the Administrative Agent and the Arranger, in each case acting in its capacity as such unless such Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee and not out of any act or omission of Holdings or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and nonappealable judgment)). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations.
(e)Payments. All amounts due under this Section 9.03 shall be payable after written demand therefor.
SECTION 9.04.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)the Borrower Representative, provided that (x) the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Term Loans unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (y) the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Revolving Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 7.01(a), (h) or (j), any other assignee;
(B)the Administrative Agent;
(C)the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and
(D)the Swingline Lender, provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or, in the case of a Term Loan, $1,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing under Section 7.01(a), (h) or (j);
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) unless an Event of Default has occurred and is continuing under Section 7.01(a), (h) or (j), a Disqualified Institution.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section

2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Disqualified Institutions.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower Representative of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Representative may, at the Borrowers’ sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution, Holdings, any Borrower, any of the Borrowers’ Subsidiaries or any of the Borrowers’ Affiliates) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower Representative and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
SECTION 9.05.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Secured Obligations. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07.Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, however, that such right of setoff shall not apply to an account of any Loan Party used exclusively for withheld and/or collected Taxes; provided further that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.

SECTION 9.09.Governing Law; Jurisdiction; Consent to Service of Process.
(a)Subject to paragraph (f) below, the Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.
(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)Subject to paragraph (f) below, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal court sitting in New York, New York, Borough of Manhattan (or, if such court lacks subject matter jurisdiction, in any or New York state in such location) and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(d)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary that is a party hereto irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Foreign Subsidiary until Payment in Full of the Secured Obligations. Each Foreign Subsidiary party thereto hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary at its address set forth herein or in the Joinder Agreement pursuant to which such Foreign Subsidiary became a party hereto, as applicable, or to any other address of which such Foreign Subsidiary shall have given written notice to the Administrative

Agent (with a copy thereof to the Company). Each Foreign Subsidiary party hereto irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary. To the extent any Foreign Subsidiary party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(f)Notwithstanding the above, the provisions of Section 8.11 (including, without limitation the creation of trust pursuant to Section 8.11(b)) shall by governed by, and construed in accordance with the laws of England and Wales.
SECTION 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to holders of Equity Interests in any Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.
For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.15.Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16.Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.17.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), s hall exceed the maximum lawful rate or result in any Lender receiving interest at a criminal rate (as such term is construed under the Criminal Code (Canada)) (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18.Marketing Consent. Each Borrower hereby authorizes JPMCB and its affiliates (collectively, the “Chase Parties”), at their respective sole expense, and without any prior approval by any Borrower, to include each Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as Chase Parties may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless the Borrower Representative notifies Chase in writing that such authorization is revoked.
SECTION 9.19.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.20.No Fiduciary Duty, Etc..
(a)Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.
(b)Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.
SECTION 9.21.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.22.Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent, the Issuing Banks and the Lenders for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Issuing Bank, any Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Administrative Agent, each Issuing Bank and each Lender have been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all commitments of the Lenders to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Secured Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable law to pursue or exhaust remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations.
SECTION 9.23.Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).
SECTION 9.24.Canadian Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), the Lenders may be required to obtain, verify and record information regarding each Loan Party and its Subsidiaries, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof and the transactions contemplated hereby. The Borrowers shall promptly provide, and shall cause their respective Subsidiaries to promptly provide, all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.
SECTION 9.25.Amendment and Restatement. The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
(a)The Existing Credit Agreement shall be deemed to be amended and restated in its entirety in the form of and pursuant to this Agreement and the terms of this Agreement shall replace and supersede the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Restatement Date).
(b)All “Loans” outstanding under the Existing Credit Agreement shall be deemed to be Loans under this Agreement. All other “Obligations” existing under the Existing Credit Agreement shall be deemed to be outstanding under this Agreement and, in each case (i) are in all respects enforceable with only the terms thereof being modified as provided by this Agreement and (ii) shall in all respects be continuing after the Restatement Date and shall be deemed to be Obligations governed by this Agreement. On the Restatement Date, each Lender under the Existing Credit Agreement that has a “Revolving Commitment” under the Existing Credit Agreement shall sell, assign and transfer, or purchase and assume, as the case may be, and receive payments from, or shall make payments to, the Administrative Agent such that after giving effect to all such assignments and purchases the Revolving Commitments will be held by the Lenders hereunder and each such Lender shall have funded its portion of its Commitment on the Restatement Date. On the Restatement Date, all outstanding “Revolving Commitments,” “Loans” and other outstanding advances under the Existing Credit Agreement shall be reallocated among the Lenders (including any newly added Lenders) under this Agreement in accordance with such Lenders’ respective revised Applicable Percentages in respect of the Revolving Commitments. The assignments and purchases provided for in this Section 9.25(b) shall be without recourse, warranty or representation. The purchase price for each such assignment and purchase shall equal the principal amount of the Loan purchased and shall be payable to Administrative Agent for distribution to the Lenders.
(c)All references to the Existing Credit Agreement or the “Credit Agreement” in the Loan Documents (as defined in the Existing Credit Agreement) executed in connection with the Existing Credit Agreement, whether on the Original Effective Date or at any time thereafter but prior to the Restatement Date, shall be deemed to include references to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
(d)Each party to this Agreement acknowledges and agrees that this Agreement and the documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing or termination of any of the Obligations under the Existing Credit Agreement as in effect prior to the Restatement Date or a novation or payment and reborrowing of any amount owing under the Existing Credit Agreement as in effect prior to the Restatement Date.
ARTICLE X

LOAN GUARANTY
SECTION 10.01.Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, which shall be subject to the terms, conditions and limitations set forth in Section 9.03, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02.Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03.No Discharge or Diminishment of Loan Guaranty.
(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).
SECTION 10.04.Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05.Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
SECTION 10.06.Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08.Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (p) of Section 7.01 hereof as a result of any such notice of termination.
SECTION 10.09.[Reserved]
SECTION 10.10.Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11.Contribution.
(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.
SECTION 10.12.Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 10.14.Release of Loan Guarantors.
(a)A Loan Guarantor that is a Subsidiary shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)Upon Payment in Full of all Secured Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
ARTICLE XI

THE BORROWER REPRESENTATIVE
SECTION 11.01.Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02.Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 11.03.Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
SECTION 11.04.Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 11.05.Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 11.06.Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 11.07.Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Compliance Certificate required pursuant to the provisions of this Agreement.
(Signature Pages Follow)